Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results
of Operations

and

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

BACKGROUND

CIT Group Inc., together with its subsidiaries (“we”, “our”, “CIT” or the “Company”) has provided financial solutions to its clients since its formation in 1908. We provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries and offer vendor, equipment, commercial and structured financing products, as well as factoring and management advisory services. We have over $32 billion of financing and leasing assets at December 31, 2013. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company in July 2013. CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank (the “Bank”), a wholly-owned subsidiary, is a state chartered bank located in Salt Lake City, Utah, that offers commercial financing and leasing products as well as a suite of savings options and is subject to regulation by the Federal Depository Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”).

On July 22, 2014, CIT announced that it had entered into a definitive agreement and plan of merger to acquire IMB Holdco LLC, the parent company of OneWest Bank N.A. for $3.4 billion in cash and stock. IMB Holdco is regulated by the FRB and OneWest is regulated by the Office of the Comptroller of the Currency, U.S. Department of the Treasury. The transaction is subject to certain customary closing conditions and regulatory approval by the Federal Reserve Board and the Office of the Comptroller of the Currency. Following the closing, based on current definitions and requirements at the time of the announcement, CIT will become subject to the enhanced regulatory mandates applicable to bank holding companies with $50 billion or more in total consolidated assets, commonly referred to as systemically important financial institutions, or SIFIs, including but not limited to submitting an annual capital plan, undergoing an annual supervisory stress test and two company-run stress tests, submitting a resolution plan, implementation of an enhanced compliance program under the Volcker Rule, and payment of additional FRB assessments. The date on which CIT becomes subject to each SIFI requirement will vary depending on the terms of the individual regulation and timing of deal closure.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” contain financial terms that are relevant to our business and a glossary of key terms used is included in Part I Item 1. Business Overview.

Management uses certain non-GAAP financial measures in its analysis of the financial condition and results of operations of the Company. See “Non-GAAP Financial Measurements” for a reconciliation of these to comparable financial measures based on accounting principles generally accepted in the United States of America (“GAAP”).

Segment Reorganization

In December 2013, we announced organization changes that became effective January 1, 2014. In conjunction with management’s plans to (i) realign and simplify its businesses and organizational structure, (ii) streamline and consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers, CIT will manage its business and report its financial results in three operating segments (the “New Segments”): (1) Transportation & International Finance; (2) North American Commercial Finance; and (3) Non-Strategic Portfolios. CIT’s New Segments are based on how CIT’s divisions will be managed prospectively and how products and services will be provided to clients and customers by each division. The change in segment reporting did not affect CIT’s historical consolidated results of operations.

•	“Transportation & International Finance” (“TIF”) includes CIT’s aerospace, rail, and maritime finance divisions. Each of these businesses was included in CIT’s Transportation Finance segment. TIF will also include corporate lending businesses in the U.K. (was part of the Corporate Finance segment) and equipment finance businesses in the U.K. and China (were part of the Vendor Finance segment). CIT’s transportation lending business, which offers cash flow and asset-based loan products to commercial businesses in the transportation sector, was part of the Transportation Finance segment and is included in the North American Commercial Finance segment.
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•	“North American Commercial Finance” (“NACF”) consists of CIT’s former Trade Finance segment, U.S. and Canada divisions of the former Corporate Finance and Vendor Finance segments, and the transportation lending business, of the former Transportation Finance segment.
•	“Non-Strategic Portfolios” (“NSP”) consists of CIT’s small business lending portfolio and several international equipment finance portfolios, including Brazil, Mexico and smaller portfolios in Europe that we identified as subscale platforms during our international rationalization.

Discontinued Operation

On April 25, 2014, the Company completed the sale of the student lending business, which consisted of a portfolio of U.S. Government-guaranteed student loans that was in run-off, along with certain secured debt and servicing rights. As a result, the student lending business is reported as a discontinued operation and all data included has been adjusted to reflect this presentation.

The business was previously included in the NSP segment. The portfolio of student loans continued to decline during 2013, principally through repayments. During the 2013 fourth quarter, management determined that it no longer had the intent to hold these assets until maturity and transferred the portfolio to assets held for sale (“AHFS”). When the portfolio was transferred, the remaining FSA discount associated with the loan receivable balance ($184 million) became a component of the $3.4 billion carrying amount, thus there was no further FSA accretion to interest income. The loans collateralized $3.3 billion of secured debt at December 31, 2013, which was net of $231 million FSA adjustment. The transfer of the loans receivable to AHFS did not result in any impairment. Based on market conditions subsequent to year-end, we believed that we would realize a net gain on the sale of the student loans. The net gain expected to be recognized on the sale of the student loans would consist primarily of (1) the gain on the sale of the loans (which were carried net of a discount of $184 million) and any proceeds received for the sale of the servicing of those loans and (2) the expense to be recognized based on the acceleration of the debt FSA ($231 million) upon the extinguishment of the related debt.

The Company had ceased offering private student loans in 2007 and government-guaranteed student loans in 2008.

The following sections have been adjusted for presentation of the New Segments and discontinued operation. Unless specifically noted, the discussions and data presented throughout the following sections reflect CIT balances on a continuing operations basis.

2013 PRIORITIES

During 2013, we focused on growing earning assets, meeting our profitability target, expanding the Bank and returning capital to our shareholders. Enhancing internal control functions and our relationships with our regulators also remained an ongoing focus. The following examples highlight certain accomplishments towards these goals in 2013:

1. Prudently Grow Assets

We grew earning assets both organically through new originations and through portfolio acquisitions. We focused growth on existing products and markets as well as newer initiatives, such as real estate, equipment finance, and maritime finance.

-	Financing and leasing assets grew 8%, reflecting origination volumes of over $10 billion, supplemented by loan portfolio acquisitions in NACF and TIF, which offset portfolio collections and sales. Newer initiatives, such as Real Estate Finance, Capital Equipment Finance and Maritime Finance, each contributed to this growth.

2. Continue to Achieve Profit Target

We focused on managing the business to improve profitability in order to achieve our target pre-tax return on average earning assets (“AEA”)1 of between 2.0% and 2.5%.

1 Average earning assets is a non-GAAP measure: see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

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-	Our pre-tax return on AEA was 2.4%.
-	Net Finance Revenue (“NFR”)[2] as a percentage of AEA (“net finance margin” or “NFM”) was 4.61%, improved from 2012. Net finance margin excluding debt redemption charges[3], was 4.71% for 2013, improved from 4.58% in 2012, driven by lower funding costs. The weighted average coupon rate of outstanding deposits and long-term borrowings was 3.33% at December 31, 2013, down from 3.52% last year. At December 31, 2013, deposits were 40% of total CIT funding, up from last year.
-	For 2013, operating expenses were $970 million, including restructuring charges of $37 million. Operating expenses excluding restructuring charges[4] were 3.10% as a percentage of AEA, above the target range of 2.00%–2.50% and included $50 million related to the Tyco tax agreement settlement charge, and other costs resulting from our international rationalization efforts. Operating efficiency improvements were phased in over 2013 and the full benefits of these actions will likely be realized later in 2014. The complexities of exiting certain countries and platforms resulted in an elevated level of restructuring, legal and other related costs in 2013 and these costs may remain high for another few quarters.
-	We lowered headcount by about 320 during 2013 to approximately 3,240, modified several benefit plans and consolidated some offices.
-	The review of our global equipment finance business resulted in the plan to exit over 20 countries across Europe, South America and Asia. During 2013, we exited countries and moved various portfolios of financing and leasing assets to AHFS. In addition, we are in the process of selling our small business lending portfolio in NSP, most of which was in AHFS.

3. Expand CIT Bank Assets and Funding

The Bank originated virtually all of our U.S. lending and leasing volume, expanding online deposit product offerings and anticipates launching a retail branch in Salt Lake City.

•	Total assets at the Bank surpassed $16 billion at December 31, 2013, up nearly $4 billion from December 31, 2012. Growth in financing and leasing assets was funded through deposits and cash. New business volume totaled $7.1 billion in 2013, which represented nearly all U.S. new business volume for NACF and TIF. This volume was supplemented with a $720 million portfolio purchase early in the year, $272 million of loans purchased from BHC affiliates, and $67 million of loans transferred in the form of capital infusions from the BHC.
•	Deposits grew nearly $3 billion, consistent with asset growth and the overall liquidity position of the Bank.

4. Begin to Return Capital

On May 30, 2013, our Board of Directors approved the repurchase of up to $200 million of common stock through December 31, 2013 and on October 21, 2013, declared a cash dividend in the amount of $0.10 per share on our outstanding common stock.

•	We repurchased over four million shares for approximately $193 million.
•	We paid a cash dividend of $0.10 per common share (approximately $20 million) on November 29, 2013.

On January 21, 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on February 28, 2014, and approved the repurchase of up to $300 million of common stock through December 31, 2014. In addition, the Board also approved the repurchase of an additional $7 million of common stock, which was the amount unused from its 2013 share repurchase authorization.

2013 FINANCIAL OVERVIEW

As discussed below, our 2013 operating results reflected increased business activity that resulted in asset growth, continued credit quality at cyclical lows and strategic business decisions that elevated operating expenses.

2 Net finance revenue is a non-GAAP measure; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

3 Net finance margin excluding debt redemption charges is a non-GAAP measure. See “Non-GAAP Financial Measurements” for reconciliation of non-GAAP to GAAP financial information. Debt redemption charges include accelerated fresh start accounting debt discount amortization, accelerated original issue discount (“OID”) on debt extinguishment related to the GSI facility, and prepayment costs,

4 Operating expenses excluding restructuring charges is a non-GAAP measure; see “Non-GAAP Financial Measurements” for reconciliation of non-GAAP to GAAP financial information.

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Net income for 2013 totaled $676 million, $3.35 per diluted share, compared to a net loss of $592 million for 2012, $2.95 per diluted share, and net income of $15 million for 2011, or $0.07 per diluted share. Income from continuing operations (after taxes) for 2013 was $644 million, $3.19 per diluted share compared to a loss of $536 million, $2.67 per diluted share, in 2012 and income of $84 million, $0.42 per diluted share in 2011. Debt redemption charges were significant in 2012 and 2011 and totaled $1.3 billion and $435 million, respectively, compared to $29 million in 2013.

Income from continuing operations, before provision for income taxes totaled $734 million for 2013, improved from a pre-tax loss in 2012 and pre-tax income of $246 million in 2011. Although higher on a GAAP basis, as detailed in the following table, adjusted pre-tax income excluding debt redemption charges and loss on debt extinguishments5 were mixed, down from 2012 and up from 2011. The decline from 2012 reflected a lower benefit from FSA accretion and a decline in other income, partially offset by improved funding costs. The increase from 2011 reflected improved funding costs and lower credit costs.

The following table presents pre-tax results adjusted for debt redemption charges, a non-GAAP measurement.

Pre-tax Income (Loss) from Continuing Operations Excluding Debt Redemption Charges (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Pre-tax income/(loss)	$734.2	$(415.4)	$245.9
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.6	1,294.9	185.9
Debt related – loss on debt extinguishments	-	61.2	134.8
Debt related – prepayment costs	-	-	114.2
Accelerated OID on debt extinguishments related to the GSI facility	(5.2)	(6.9)	-
Debt redemption charges and OID acceleration	29.4	1,349.2	434.9
Pre-tax income (loss) – excluding debt redemption charges and OID acceleration(5)	$763.6	$933.8	$680.8

Net finance revenue was $1.4 billion in 2013, compared to ($23) million in 2012 and $557 million in 2011, reflecting improved funding costs. The negative NFR for 2012 was driven by the acceleration of FSA discount accretion resulting from repayments of over $15 billion high cost debt. Growth in financing and leasing assets and improved funding costs increased NFR in 2013. AEA was $30.1 billion in 2013, up from $27.6 billion in 2012 and from $26.7 billion in 2011.

NFM was up in 2013. Excluding debt redemption charges, NFM was 4.71% for 2013, improved from 4.58% in 2012 and 3.21% in 2011, driven by lower funding costs. While other institutions may use net interest margin (“NIM”), defined as interest income less interest expense, we discuss NFM, which includes operating lease rental revenue and depreciation expense, due to their significant impact on revenue and expense. While asset utilization remained strong in 2013, net operating lease revenue was down slightly from 2012, reflecting pressure in certain renewal lease rates in the commercial air portfolio, and up compared to 2011 on higher assets.

Provision for credit losses for 2013 was $65 million, up from $51 million last year and down from $270 million in 2011. The increase from last year reflects growth in the loan portfolio, while overall credit quality remained at cyclical lows.

Other income of $381 million decreased from $615 million in 2012 and $954 million in 2011, largely due to reduced gains on assets sold, fewer recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale, and lower counterparty receivable accretion.

Operating expenses were $970 million, up from $894 million in 2012 and $861 million in 2011. Excluding restructuring costs, operating expenses were $933 million, $871 million and $848 million for 2013, 2012 and 2011, respectively. The current year included costs for certain legal matters, including $50 million of charges relating to the tax agreement settlement, and costs resulting from our international rationalization efforts. Headcount at December 31, 2013, 2012 and 2011 was approximately 3,240, 3,560, and 3,530, respectively.

Provision for income taxes was $84 million for 2013, and primarily related to income tax expense on the earnings of certain international operations, state income tax expense in the U.S. and the establishment of valuation allowances of over $20 million on certain international deferred tax assets due to our international platform rationalizations. The provision for

5 Pre-tax income excluding debt redemption charges and loss on debt extinguishments is a non-GAAP measure. See “Non-GAAP Financial Measurements” for reconciliation of non-GAAP to GAAP financial information.

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income taxes was $117 million for 2012 and $157 million for 2011, which predominantly reflected provisions for taxable income generated by our international operations and no income tax benefit on our U.S. losses.

Total assets of continuing operations at December 31, 2013 were $43.3 billion, up from $39.8 billion at December 31, 2012 and $38.2 billion at December 31, 2011. Financing and leasing assets (“FLA”) increased to $32.7 billion, up from $30.2 billion at December 31, 2012, and $27.9 billion at December 31, 2011, as new origination volume and portfolio purchases more than offset collections and sales. Cash and short-term investments totaled $7.5 billion, essentially unchanged from last year and down from $8.3 billion at December 31, 2011.

Credit metrics remained at cyclical lows, although net charge-offs in 2013 were elevated by amounts related to loans transferred to AHFS. Net charge-offs were $81 million (0.44% of average finance receivables) and included $39 million related to loans transferred to assets held for sale, compared to $74 million (0.46%) in 2012 and $265 million (1.70%) in 2011. Non-accrual balances declined to $241 million (1.29% of finance receivables) at December 31, 2013 from $330 million (1.92%) a year ago and $701 million (4.61%) at December 31, 2011.

2014 PRIORITIES

During 2014, we will focus on continued progress toward profitability targets by growing earning assets, managing expenses and growing CIT Bank assets and deposits. Enhancing internal control functions and our relationships with our regulators will also remain a focus for 2014.

Specific business objectives established for 2014 include:

•	Grow Earning Assets – We plan to grow earning assets, organically and through portfolio acquisitions, by focusing on existing products and markets as well as newer initiatives.
•	Continue to Achieve Profit Targets – Our pre-tax return on asset target is currently within the targeted range of 2.0% and 2.5% of AEA, but we need to improve our operating expense metric to sustain this level through the business cycle. We plan to achieve operating leverage through growth and cost reduction initiatives.
•	Expand CIT Bank Assets and Funding – CIT Bank will continue to fund virtually all of our U.S. lending and leasing volume, expand on-line deposit offerings and anticipates launching a retail branch in Salt Lake City.
•	Continue to Return Capital – We plan to prudently deploy our capital, which will include returning capital to our shareholders through share repurchases and dividends, while maintaining our strong capital ratios.

PERFORMANCE MEASUREMENTS

The following chart reflects key performance indicators evaluated by management and used throughout this management discussion and analysis:

KEY PERFORMANCE METRICS	MEASUREMENTS
Asset Generation – to originate new business and build earning assets.	-Origination volumes; and -Financing and leasing assets balances.
Revenue Generation – lend money at rates in excess of cost of borrowing, earn rentals on the equipment we lease commensurate with the risk, and generate other revenue streams.	-Net finance revenue and other income;
-Asset yields and funding costs;
-Net finance revenue as a percentage of average earning assets (AEA); and
-Operating lease revenue as a percentage of average operating lease equipment.
Credit Risk Management – accurately evaluate credit worthiness of customers, maintain high-quality assets and balance income potential with loss expectations.	-Net charge-offs; -Non-accrual loans; classified assets; delinquencies; and -Loan loss reserve.
Equipment and Residual Risk Management – appropriately evaluate collateral risk in leasing transactions and remarket or sell equipment at lease termination.	-Equipment utilization; -Value of equipment; and -Gains and losses on equipment sales.
Expense Management – maintain efficient operating platforms and related infrastructure.	-Operating expenses and trends; and -Operating expenses as a percentage of AEA.
Profitability – generate income and appropriate returns to shareholders.	-Net income per common share (EPS); -Net income and pre-tax income, each as a percentage of average earning assets (ROA); and -Net income as a percentage of average common equity (ROE).
Capital Management – maintain a strong capital position.	-Tier 1 and Total capital ratio; and -Tier 1 capital as a percentage of adjusted average assets (“Tier 1 Leverage Ratio”).
Liquidity Risk – maintain access to ample funding at competitive rates.	-Cash and short term investment securities; -Committed and available funding facilities; -Debt maturity profile; and -Debt ratings.
Market Risk – substantially insulate profits from movements in interest and foreign currency exchange rates.	-Net Interest Income Sensitivity; and -Economic Value of Equity (EVE).

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NET FINANCE REVENUE

The following tables present management’s view of consolidated NFR and NFM and include revenues from loans and leased equipment, net of interest expense and depreciation, in dollars and as a percent of AEA.

Net Finance Revenue(1) (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Interest income	$1,255.2	$1,394.0	$1,971.9
Rental income on operating leases	1,897.4	1,900.8	1,785.6
Finance revenue	3,152.6	3,294.8	3,757.5
Interest expense	(1,060.9)	(2,665.7)	(2,504.2)
Depreciation on operating lease equipment	(540.6)	(513.2)	(538.6)
Maintenance and other operating lease expenses	(163.1)	(139.4)	(157.8)
Net finance revenue	$1,388.0	$(23.5)	$556.9
Average Earning Assets(2) (“AEA”)	$30,122.5	$27,608.6	$26,681.8
As a % of AEA:
Interest income	4.16%	5.05%	7.39%
Rental income on operating leases	6.30%	6.88%	6.69%
Finance revenue	10.46%	11.93%	14.08%
Interest expense	-3.52%	-9.66%	-9.38%
Depreciation on operating lease equipment	-1.79%	-1.86%	-2.02%
Maintenance and other operating lease expenses	-0.54%	-0.50%	-0.59%
Net finance revenue	4.61%	-0.09%	2.09%

(1) NFR and AEA are non-GAAP measures; see "Non-GAAP Financial Measeurements" sections for a reconciliation of non-GAAP to GAAP financial information.

(2) AEA are less than comparable balances displayed later in this document in 'Select Data' (Average Balances) due to the exclusion of deposits with banks and other investments and the inclusion of credit balances of factoring clients.

NFR and NFM are key metrics used by management to measure the profitability of our lending and leasing assets. NFR includes interest and yield-related fee income on our loans and capital leases, rental income and depreciation from our operating lease equipment, interest and dividend income on cash and investments, as well as funding costs. Since our asset composition includes a high level of operating lease equipment (41% of AEA for the year ended December 31, 2013), NFM is a more appropriate metric for CIT than net interest margin (“NIM”) (a common metric used by other BHCs), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs on all our assets but excludes the net revenue (rental income less depreciation) from operating leases.

NFR increased from 2012 and 2011 largely due to the negative impact of significantly higher debt FSA discount accretion, resulting from repayments of high cost debt in those years. The adjustments, accelerated debt FSA accretion and accelerated OID on debt extinguishment related to the GSI facility (“accelerated OID accretion”), which when discussed in combination, are referred to as “accelerated debt FSA and OID accretion”. As detailed in the following table, absent accelerated debt FSA and OID accretion and prepayment costs, adjusted NFR was up, benefiting from lower funding costs and higher commercial assets. The 2013 accelerated debt FSA and OID accretion resulted from the repayment of senior unsecured notes issued under our InterNotes retail note program and $5 million on the redemption of secured debt related to the sale of a small business

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loan portfolio. The 2012 and 2011 FSA interest expense accretion amounts reflect repayments of Series A and C Notes. See “InterNotes” in Funding and Liquidity.

The following table reflects NFR and NFM, before and after accelerated debt FSA and OID accretion and prepayment costs.

Adjusted NFR(1) ($) and NFM(1) (%) (dollars in millions)
	Years Ended December 31,
	2013		2012		2011
NFR / NFM	$1,388.0	4.61%	$(23.5)	-0.09%	$556.9	2.09%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.6	0.12%	1,294.9	4.69%	185.9	0.70%
Debt related – prepayment costs	-	-	-	-	114.2	0.42%
Accelerated OID accretion	(5.2)	-0.02%	(6.9)	-0.02%	-	-
Adjusted NFR / NFM	$1,417.4	4.71%	$1,264.5	4.58%	$857.0	3.21%

(1) Adjusted NFR and NFM are non-GAAP measures; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

NFM was up from 2012 and 2011, primarily reflecting lower accelerated debt FSA accretion while adjusted NFM improved over the 2012 and 2011 periods, primarily reflecting lower funding costs.

The adjusted net finance margin increased, reflecting continued benefits from lower funding costs, elevated levels of interest recoveries and suspended depreciation, partially offset by lower FSA loan accretion and yield compression on certain assets.

•	Lower finance revenue in 2013 reflected pressure on certain renewal lease rates in the commercial air portfolio and the sale of the Dell Europe portfolio, which contained high-yielding assets. The revenue decline from 2012 and 2011 was partially offset by higher earning assets. AEA increased 9% from 2012 and 13% from 2011. Interest income was down from 2012 and 2011 reflecting lower FSA accretion, which totaled $61 million in 2013, $212 million in 2012 and $666 million in 2011. The remaining accretable FSA discount on loans was $35 million at December 31, 2013. See Fresh Start Accounting section later in this document.
•	Interest recoveries, which result from events such as prepayments on or sales of non-accrual assets and assets returning to accrual status, and certain other yield-related fees, were up in 2012, but moderated in 2013.
•	NFM continued to benefit from suspended depreciation, $73 million in 2013, on operating lease equipment held for sale, since depreciation is not recorded while this equipment is held for sale (detailed further below). This benefit was down from 2012, primarily due to the sale of the Dell Europe portfolio in the third and fourth quarters, but slightly higher compared to 2011. We expect this benefit will decline further reflecting lower operating lease assets held for sale. See Results by Business Segment – NSP for further discussion on the Dell Europe portfolio sale.
•	Lower funding costs of 3.33% at December 31, 2013 resulted from our liability management actions, which included paying off high cost debt in 2012 and 2011, and increasing the proportion of deposits in our funding mix to 40%, as discussed further below.
•	Net FSA accretion (excluding accelerated FSA on debt extinguishments and repurchases noted in the above table) increased NFR by $212 million in 2013, $238 million in 2012 and $398 million in 2011.

The following table depicts select yields and margin related data for our segments, plus select divisions within TIF and NACF.

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Select Segment and Division Margin Metrics (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Transportation & International Finance
AEA	$15,434.6	$14,269.2	$12,692.1
Gross yield	12.55%	13.21%	13.79%
NFM	4.89%	0.02%	2.08%
Adjusted NFM	4.99%	4.45%	2.74%
AEA
Aerospace	$9,317.9	$9,358.3	$8,320.0
Rail	$4,332.4	$3,905.3	$3,654.2
Maritime Finance	$300.1	$-	$-
International Finance	$1,484.2	$1,005.6	$717.9
Gross yield
Aerospace	12.23%	12.53%	13.28%
Rail	14.69%	14.87%	13.98%
Maritime Finance	7.83%	-	-
International Finance	9.30%	13.01%	18.79%
North American Commercial Finance
AEA	$12,916.2	$11,362.7	$11,708.4
Gross yield	7.22%	9.47%	13.34%
NFM	4.44%	2.23%	4.35%
Adjusted NFM	4.50%	6.06%	4.89%
AEA
Real Estate Finance	$1,119.0	$257.5	$68.7
Corporate Finance	$6,710.2	$6,229.5	$5,938.2
Equipment Finance	$4,083.3	$3,787.8	$4,317.6
Commercial Services	$1,003.7	$1,087.9	$1,383.9
Gross yield
Real Estate Finance	4.19%	4.01%	14.06%
Corporate Finance	5.80%	8.15%	13.25%
Equipment Finance	10.82%	13.20%	16.03%
Commercial Services	5.47%	5.30%	5.29%
Non-Strategic Portfolios
AEA	$1,771.7	$1,976.7	$2,281.3
Gross yield	15.14%	15.96%	18.59%
NFM	5.97%	1.14%	3.88%
Adjusted NFM	6.27%	3.14%	4.73%

Generally, compared to 2012 and 2011, gross yields (interest income plus rental income on operating leases as a % of AEA) in TIF were down reflecting lower rental rates, while the increase in adjusted NFM reflect improved funding costs. NACF gross yields and adjusted NFM reflect continued pressures on the portfolios. NSP declines reflect the sales of higher yielding portfolios.

Interest expense was increased by the accretion of FSA discounts on long-term borrowings of $69 million, $1.5 billion and $752 million for the years ended December 31, 2013, 2012 and 2011, respectively. The 2013 accelerated debt FSA and OID accretion resulted from the repayment of senior unsecured notes issued under our InterNotes retail note program and $5 million on the redemption of secured debt related to the sale of a small business loan portfolio. The higher 2012 amounts resulted from repayments of over $15 billion in high cost debt in the first three quarters and $1.0 billion of secured debt in the last quarter of 2012. During 2011, CIT had $9.5 billion in debt redemptions and extinguishments. At December 31, 2013, long-term borrowings included $40 million of remaining FSA discount on secured borrowings and $13 million on unsecured other debt.

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As a result of our debt redemption activities and the increased proportion of deposits to total funding, we reduced weighted average coupon rates of outstanding deposits and long-term borrowings to 3.33% at December 31, 2013 from 3.52% at December 31, 2012 and 5.29% at December 31, 2011. The weighted average coupon rate of long-term borrowings at December 31, 2013 was 4.47%, compared to 4.45% at December 31, 2012 and 5.98% at December 31, 2011.

Deposits have increased, both in dollars and proportion of total CIT funding to 40% at December 31, 2013 compared to 35% at December 31, 2012 and 22% at December 31, 2011. The weighted average coupon rate of total CIT deposits at December 31, 2013 was 1.65%, compared to 1.75% at December 31, 2012 and 2.68% at December 31, 2011. Deposits and long-term borrowings are discussed in Funding and Liquidity. See Select Financial Data section for more information on Long-term borrowing rates.

The following table sets forth the details on net operating lease revenues6. We changed the presentation of net operating lease revenue and have revised the prior periods for the new presentation. A new line item reflects maintenance and other operating lease expenses associated with our operating lease equipment. Previously, maintenance costs reduced rental income, while other operating lease expenses were included with depreciation.

Net Operating Lease Revenue as a % of Average Operating Leases (dollars in millions)
	Years Ended December 31,
	2013		2012		2011
Rental income on operating leases	$1,897.4	15.22%	$1,900.8	15.74%	$1,785.6	15.90%
Depreciation on operating lease equipment	(540.6)	-4.33%	(513.2)	-4.25%	(538.6)	-4.80%
Maintenance and other operating lease expenses	(163.1)	-1.31%	(139.4)	-1.15%	(157.8)	-1.40%
Net operating lease revenue and %	$1,193.7	9.58%	$1,248.2	10.34%	$1,089.2	9.70%
Average Operating Lease Equipment (“AOL”)	$12,463.8		$12,072.9		$11,228.9

Net operating lease revenue was primarily generated from the commercial air and rail portfolios. Net operating lease revenue decreased from 2012, as the benefit of increased assets from the growing aerospace and rail portfolios was more than offset by higher depreciation and higher maintenance and operating lease expense and lower renewal rates. During 2013, on average, lease renewal rates in the rail portfolio were re-pricing higher, while the commercial air portfolio has been re-pricing slightly lower, putting pressure on overall rental revenue. These factors are also reflected in the net operating lease revenue as a percent of AOL. Net operating lease revenue increased in 2012 from 2011 driven by higher aerospace and rail assets in TIF and lower depreciation expense in NSP.

While utilization and asset levels remained strong in 2013, rental income decreased slightly from 2012 reflecting asset sales and pressure on certain aircraft renewal rates through most of the year that moderated by year end. Commercial aircraft utilization remained strong throughout 2013 with nearly all of our portfolio leased or under a commitment, and was consistent with 2012 and 2011. During 2013, our rail fleet utilization remained relatively steady. Including commitments, rail fleet utilization was over 98% at December 31, 2013, at about the same level as December 31, 2012 and up from 97% at December 31, 2011.

We have 20 new aircraft deliveries scheduled for 2014, all of which are placed. We expect to re-lease approximately 50 commercial aircraft in 2014, a level that is significantly higher than in recent years and will likely put pressure on the finance margin in 2014 if lease rates for certain aircraft remain at current levels. We expect delivery of approximately 4,600 railcars from our order book during 2014, all of which are placed. We expect lease expirations for rail equipment in 2014 will represent slightly over 20% of the rail portfolio, a level that is lower than recent experience.

Depreciation on operating lease equipment increased from 2012, reflecting higher asset balances and changes to residual value assumptions. Depreciation expense is adjusted when projected fair value at the end of the lease term is below the projected book value at the end of the lease term. The 2012 results compared to 2011 benefited from lower depreciation expense, primarily in NSP business, as a result of certain operating lease equipment being recorded as held for sale. Once a long-lived asset is classified as assets held for sale, depreciation expense is no longer recognized, but the asset is evaluated for impairment with any such charge recorded in other income. (See “Non-interest Income – Impairment on assets held for sale” for discussion on impairment charges). Consequently, net operating lease revenue includes rental income on operating lease equipment classified as assets held for sale, but there is no related depreciation expense. The amount of suspended depreciation on operating lease equipment in assets held for sale totaled $73 million for 2013, $96 million for 2012 and $68

6 Net operating lease revenue is a non-GAAP measure. See “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

9

million for 2011. The decrease from 2012 primarily reflects the sale of the Dell Europe portfolio in the third and fourth quarters of 2013.

Operating lease equipment in assets held for sale totaled $205 million at December 31, 2013, primarily reflecting aerospace assets and to a lesser extent, assets related to the NSP international rationalization. Operating lease equipment in assets held for sale totaled $344 million at December 31, 2012 and $237 million at December 31, 2011, primarily reflecting the Dell Europe platform assets, which were sold in 2013, and transportation equipment. See discussion of Dell Europe platform sale in Results by Business Segment – NSP.

See “Expenses – Depreciation on operating lease equipment” and “Concentrations – Operating Leases” for additional information.

CREDIT METRICS

Management believes that credit metrics are at, or near, cyclical lows, and does not expect sustained improving trends from these levels. Given current levels, sequential quarterly movements in non-accrual loans and charge-offs in Corporate Finance, Commercial Services and Transportation Finance are subject to volatility as larger accounts migrate in and out of non-accrual status or get resolved. Given the smaller ticket, flow nature of Equipment Finance and International Finance, we do not expect quarter-over-quarter movements in these metrics to be as significant in these businesses.

As a percentage of average finance receivables, net charge-offs were 0.44% in the current year, versus 0.46% in 2012 and 1.70% in 2011. Absent AHFS transfer related charge-offs, net charge-offs were 0.23% for the year ended December 31, 2013. Non-accrual loans declined an additional 27% to $241 million (1.29% of Finance receivables) from $330 million (1.92%) at December 31, 2012 and $701 million (4.61%) at December 31, 2011. The improvement was driven by Corporate Finance, Transportation Finance and NSP.

The provision for credit losses was $65 million for the current year, up from $51 million in 2012 following a significant decline from $270 million in 2011. The increase in 2013 reflected asset growth and $39 million of charge-offs due to loans transferred to AHFS. The improvement in 2012 reflected lower net charge-offs.

The allowance for loan losses is intended to provide for losses inherent in the portfolio based on estimates of the ultimate outcome of collection efforts, realization of collateral values, and other pertinent factors, such as estimation risk related to performance in prospective periods. We may make adjustments to the allowance depending on general economic conditions and specific industry weakness or trends in our portfolio credit metrics, including non-accrual loans and charge-off levels and realization rates on collateral.

Our allowance for loan losses includes: (1) specific reserves for impaired loans, (2) non-specific reserves for losses inherent in non-impaired loans utilizing the Company’s internal probability of default / loss given default ratings system, generally with a two year loss emergence period assumption, to determine estimated loss levels and (3) a qualitative adjustment to the non-specific reserve for economic risks, industry and geographic concentrations, and other factors not adequately captured in our methodology. Our policy is to recognize losses through charge-offs when there is high likelihood of loss after considering the borrower’s financial condition, underlying collateral and guarantees, and the finalization of collection activities.

For all presentation periods, qualitative adjustments largely related to instances where management believed that the Company’s current risk ratings in selected portfolios did not yet fully reflect the corresponding inherent risk. The qualitative adjustments did not exceed 10% of the total allowance for any of such periods and are recorded by class and included in the allowance for loan losses.

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The following table presents detail on our allowance for loan losses, including charge-offs and recoveries and provides summarized components of the provision and allowance:

Allowance for Loan Losses and Provision for Credit Losses (dollars in millions)
	CIT				Predecessor CIT
Years ended December 31	2013	2012	2011	2010	2009
Allowance — beginning of period	$379.3	$407.8	$416.2	$-	$879.6
Provision for credit losses(1)	64.9	51.4	269.7	802.1	2,542.9
Change related to new accounting guidance (2)	-	-	-	68.6	-
Other(1)	(7.4)	(5.8)	(12.9)	(8.2)	(12.2)
Net additions	57.5	45.6	256.8	862.5	2,530.7
Gross charge-offs(3)	(138.6)	(141.7)	(368.8)	(492.0)	(1,970.5)
Recoveries(4)	57.9	67.6	103.6	45.7	109.0
Net Charge-offs	(80.7)	(74.1)	(265.2)	(446.3)	(1,861.5)
Allowance before fresh start adjustments	356.1	379.3	407.8	416.2	1,548.8
Fresh start adjustments	-	-	-	-	(1,548.8)
Allowance — end of period	$356.1	$379.3	$407.8	$416.2	$-
Provision for credit losses
Specific reserves on impaired loans	$(14.8)	$(9.4)	$(66.7)	$121.3
Non-specific reserves	(1.0)	(13.3)	71.2	234.5
Net charge-offs	80.7	74.1	265.2	446.3
Total	$64.9	$51.4	$269.7	$802.1
Allowance for loan losses
Specific reserves on impaired loans	$30.4	$45.2	$54.6	$121.3
Non-specific reserves	325.7	334.1	353.2	294.9
Total	$356.1	$379.3	$407.8	$416.2
Ratios
Allowance for loan losses as a percentage of total loans	1.91%	2.21%	2.68%	2.51%

(1) Includes amounts related to reserves on unfunded loan commitments and letters of credit, and for deferred purchase agreements, which are reflected in other liabilities, as well as foreign currency translation adjustments. These related other liabilities totaled $28 million, $23 million, $22 million and $12 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(2) Reflects reserves associated with loans consolidated in accordance with 2010 adoption of accounting guidance on consolidation of variable interest entities.

(3) Gross charge-offs included $39 million of charge-offs related to the transfer of receivables to assets held for sale for the year ended December 31, 2013. Prior year amounts were not significant.

(4) Recoveries for the years ended December 31, 2013, 2012, 2011 and 2010 do not include $22 million, $54 million, $124 million and $279 million, respectively, of recoveries of loans charged off pre-emergence and loans charged off prior to the transfer to assets held for sale, which are included in Other Income.

The trend in lower allowance rate reflects the relative benign credit environment, as well as the better quality of the new originations relative to the lower credit quality legacy assets that had higher expected losses. The decline in specific reserves over the past two years is consistent with reduced non-accrual inflows and balances.

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Segment Finance Receivables and Allowance for Loan Losses (dollars in millions)
	Finance Receivables	Allowance for Loan Losses	Net Carrying Value
December 31, 2013
Transportation & International Finance	$3,494.4	$(46.7)	$3,447.7
North American Commercial Finance	14,693.1	(303.8)	14,389.3
Non-Strategic Portfolio	441.7	(5.6)	436.1
Total	$18,629.2	$(356.1)	$18,273.1
December 31, 2012
Transportation & International Finance	$2,556.5	$(44.3)	$2,512.2
North American Commercial Finance	13,084.4	(293.7)	12,790.7
Non-Strategic Portfolio	1,512.2	(41.3)	1,470.9
Total	$17,153.1	$(379.3)	$16,773.8
December 31, 2011
Transportation & International Finance	$1,848.1	$(36.3)	$1,811.8
North American Commercial Finance	11,894.7	(309.8)	11,584.9
Non-Strategic Portfolio	1,483.0	(61.7)	1,421.3
Total	$15,225.8	$(407.8)	$14,818.0
December 31, 2010
Transportation & International Finance	$1,754.5	$(22.6)	$1,731.9
North American Commercial Finance	13,238.2	(313.7)	12,924.5
Non-Strategic Portfolio	1,620.2	(79.9)	1,540.3
Total	$16,612.9	$(416.2)	$16,196.7

The following table presents charge-offs, by business segment. See Results by Business Segment for additional information.

Charge-offs as a Percentage of Average Finance Receivables (dollars in millions)
	CIT								Predecessor CIT
Years Ended December 31:	2013		2012		2011		2010		2009
Gross Charge-offs (1)
Transportation Finance	$-	-	$0.9	0.08%	$1.1	0.11%	$4.8	0.36%	$3.4	0.17%
International Finance	26.0	1.76%	14.8	1.50%	16.9	2.48%	33.0	9.08%	113.3	11.64%
Transportation & International Finance	26.0	0.84%	15.7	0.71%	18.0	1.06%	37.8	2.21%	116.7	3.97%
Corporate Finance	21.9	0.33%	37.8	0.61%	147.9	2.58%	130.4	1.62%	952.6	6.56%
Equipment Finance	32.0	0.82%	52.5	1.44%	125.8	3.03%	126.1	1.66%	266.2	2.09%
Real Estate Finance	-	-	-	-	6.7	35.14%	24.7	15.16%	288.9	46.83%
Commercial Services	4.4	0.19%	8.6	0.36%	21.1	0.85%	29.8	1.12%	111.8	2.42%
North American Commercial Finance	58.3	0.42%	98.9	0.80%	301.5	2.44%	311.0	1.68%	1,619.5	4.99%
Non-Strategic Portfolio	54.3	4.82%	27.1	1.81%	49.3	3.23%	143.2	10.21%	234.3	16.64%
Total	$138.6	0.76%	$141.7	0.88%	$368.8	2.36%	$492.0	2.28%	$1,970.5	5.35%
Recoveries (2)
Transportation Finance	$1.1	0.07%	$-	-	$0.1	0.01%	$-	-	$0.9	0.04%
International Finance	8.0	0.54%	8.7	0.88%	5.8	0.85%	4.2	1.16%	11.8	1.22%
Transportation & International Finance	9.1	0.29%	8.7	0.39%	5.9	0.35%	4.2	0.24%	12.7	0.43%
Corporate Finance	8.0	0.12%	8.3	0.13%	22.4	0.39%	8.2	0.10%	26.9	0.19%
Equipment Finance	24.0	0.61%	30.3	0.83%	42.9	1.03%	16.3	0.22%	33.0	0.26%
Real Estate Finance	-	-	-	-	4.0	20.89%	0.2	0.18%	3.5	0.56%
Commercial Services	7.8	0.33%	7.8	0.33%	10.9	0.44%	1.2	0.04%	3.2	0.07%
North American Commercial Finance	39.8	0.29%	46.4	0.38%	80.2	0.65%	25.9	0.14%	66.6	0.21%
Non-Strategic Portfolio	9.0	0.81%	12.5	0.83%	17.5	1.15%	15.6	1.11%	29.7	2.11%
Total	$57.9	0.32%	$67.6	0.42%	$103.6	0.66%	$45.7	0.21%	$109.0	0.30%
Net Charge-offs(1)
Transportation Finance	$(1.1)	-0.07%	$0.9	0.08%	$1.0	0.10%	$4.8	0.36%	$2.5	0.13%
International Finance	18.0	1.22%	6.1	0.62%	11.1	1.63%	28.8	7.92%	101.5	10.42%
Transportation & International Finance	16.9	0.55%	7.0	0.32%	12.1	0.71%	33.6	1.97%	104.0	3.54%
Corporate Finance	13.9	0.21%	29.5	0.48%	125.5	2.19%	122.2	1.52%	925.7	6.37%
Equipment Finance	8.0	0.21%	22.2	0.61%	82.9	2.00%	109.8	1.44%	233.2	1.83%
Real Estate Finance	-	-	-	-	2.7	14.25%	24.5	14.98%	285.4	46.27%
Commercial Services	(3.4)	-0.14%	0.8	0.03%	10.2	0.41%	28.6	1.08%	108.6	2.35%
North American Commercial Finance	18.5	0.13%	52.5	0.42%	221.3	1.79%	285.1	1.54%	1,552.9	4.78%
Non-Strategic Portfolio	45.3	4.01%	14.6	0.98%	31.8	2.08%	127.6	9.10%	204.6	14.53%
Total	$80.7	0.44%	$74.1	0.46%	$265.2	1.70%	$446.3	2.07%	$1,861.5	5.05%

(1)	Charge-offs for the year ended December 31, 2013 included $39 million related to the transfer of receivables to AHFS of which $32 million related to NSP, $5 million related to NACF and the remainder related to TIF.
(2)	Does not include recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale, which are recorded in Other Income.
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Net charge-offs declined slightly in 2013 to 0.44% from 0.46% in 2012, due to declines in NACF, although increased in dollar terms to $81 million in 2013 from $74 million in 2012, reflecting NSP charge-offs on assets transferred to AHFS. Absent total charge-offs related to loans transferred to AHFS ($39 million) in the year ended December 31, 2013, net charge-offs would have been $41 million (0.23%). TIF net charge-offs increased to $17 million at December 31, 2013 from $7 million at December 31, 2012, reflecting increased charge-offs in the international operations. Recoveries, while down from 2012 in amount, remained strong in relation to gross charge-offs.

The tables below present information on non-performing loans, which includes non-performing loans related to assets held for sale for each period:

Non-accrual and Accruing Past Due Loans at December 31 (dollars in millions)
	2013	2012	2011	2010	2009
Non-accrual loans
U.S.	$176.3	$273.1	$623.6	$1,336.5	$1,465.6
Foreign	64.4	57.0	77.8	280.7	108.8
Non-accrual loans	240.7	330.1	701.4	1,617.2	1,574.4
Troubled Debt Restructurings
U.S.	$218.0	$263.2	$427.5	$412.4	$116.5
Foreign	2.9	25.9	17.7	49.3	4.5
Restructured loans	$220.9	$289.1	$445.2	$461.7	$121.0
Accruing loans past due 90 days or more
Accruing loans past due 90 days or more	$9.9	$3.4	$2.2	$1.7	$88.2

Segment Non-accrual Loans as a Percentage of Finance Receivables at December 31 (dollars in millions)
	2013		2012		2011
Transportation Finance	$14.3	0.81%	$31.5	2.36%	$21.7	2.06%
International Finance	21.0	1.21%	7.5	0.61%	13.5	1.70%
Transportation & International Finance	35.3	1.01%	39.0	1.52%	35.2	1.90%
Corporate Finance	83.8	1.23%	156.5	2.41%	357.8	6.30%
Equipment Finance	59.4	1.47%	55.3	1.51%	79.6	2.11%
Real Estate Finance	-	-	-	-	3.6	371.00%
Commercial Services	4.2	0.19%	6.0	0.26%	75.3	3.10%
North American Commercial Finance	147.4	1.00%	217.8	1.66%	516.3	4.34%
Non-Strategic Portfolio	58.0	13.14%	73.3	4.85%	149.9	10.11%
Total	$240.7	1.29%	$330.1	1.92%	$701.4	4.61%

Similar to last year, non-accrual loans declined from the prior year, with all segments reporting reductions. NSP non-accruals include $40 million related to accounts in held for sale resulting in an increase of non-accruals as a percentage of finance receivables. The improvement in 2013 was particularly noteworthy in Corporate Finance, which reflected repayments and resolutions, as well as returns to accrual status where appropriate. International Finance non-accruals increased $13 million from the prior year, which was offset by a reduction in Transportation Finance. As mentioned earlier, Transportation Finance is subject to volatility as larger accounts migrate in and out of non-accrual status or get resolved, which is reflective of the decline in 2013.

Approximately 60% of our non-accrual accounts were paying currently at December 31, 2013, and our impaired loan carrying value (including FSA discount, specific reserves and charge-offs) to estimated outstanding contractual balances approximated 80%. For this purpose, impaired loans are comprised principally of non-accrual loans over $500,000 and TDRs.

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Total delinquency (30 days or more) were up as a percentage of finance receivables at 2.0%, an increase of $69 million compared to December 31, 2012. The 30–59 day category increased $30 million, reflecting certain non-credit (administrative) delinquencies in Equipment Finance, which offset a decline in Commercial Services. Increases in the 60–89 and 90+ categories reflected higher Equipment Finance and Corporate Finance balances.

Foregone Interest on Non-accrual Loans and Troubled Debt Restructurings (dollars in millions)
	2013			2012			2011
	U.S.	Foreign	Total	U.S.	Foreign	Total	U.S.	Foreign	Total
Interest revenue that would have been earned at original terms	$52.9	$12.4	$65.3	$66.5	$12.1	$78.6	$169.4	$18.6	$188.0
Less: Interest recorded	18.4	4.2	22.6	23.7	3.7	27.4	18.7	6.0	24.7
Foregone interest revenue	$34.5	$8.2	$42.7	$42.8	$8.4	$51.2	$150.7	$12.6	$163.3

The Company periodically modifies the terms of loans / finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower, which otherwise would not have been considered, are accounted for as troubled debt restructurings (“TDRs”). For those accounts that were modified but were not considered to be TDRs, it was determined that no concessions had been granted by CIT to the borrower. Borrower compliance with the modified terms is the primary measurement that we use to determine the success of these programs.

The tables that follow reflect loan carrying values as of December 31, 2013 and 2012 of accounts that have been modified.

Troubled Debt Restructurings and Modifications at December 31(dollars in millions)
	2013		2012		2011
		% Compliant		% Compliant		% Compliant
Troubled Debt Restructurings
Deferral of principal and/or interest	$194.6	99%	$248.5	98%	$394.8	94%
Debt forgiveness	2.4	77%	2.5	95%	12.5	96%
Interest rate reductions	-	-	14.8	100%	19.0	100%
Covenant relief and other	23.9	74%	23.3	80%	18.9	77%
Total TDRs	$220.9	96%	$289.1	97%	$445.2	94%
Percent non accrual	33%		29%		63%

Modifications(1)
Extended maturity	$14.9	37%	$111.5	97%	$172.8	100%
Covenant relief	50.6	100%	113.6	100%	153.5	100%
Interest rate increase/additional collateral	21.8	100%	79.6	100%	14.6	100%
Other	62.6	87%	62.4	100%	112.5	100%
Total Modifications	$149.9	89%	$367.1	99%	$453.4	100%
Percent non-accrual	23%		25%		7%

(1) Table depicts the predominant element of each modification, which may contain several of the characteristics listed.

See Note 3 — Loans for additional information regarding TDRs and other credit quality information.

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NON-INTEREST INCOME

Non-interest Income (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Rental income on operating leases	$1,897.4	$1,900.8	$1,785.6
Other Income:
Gains on sales of leasing equipment	130.5	117.6	148.4
Factoring commissions	122.3	126.5	132.5
Fee revenues	101.5	86.1	97.3
Gains on loan and portfolio sales	48.8	162.3	290.8
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	21.9	54.3	124.1
Counterparty receivable accretion	8.6	88.7	101.4
Gain on investments	8.2	40.2	45.7
Gains (losses) on derivatives and foreign currency exchange	1.0	(5.7)	(5.2)
Impairment on assets held for sale	(124.0)	(115.1)	(89.0)
Other revenues	62.5	59.8	108.2
Other income	381.3	614.7	954.2
Non-interest income	$2,278.7	$2,515.5	$2,739.8

Non-interest Income includes Rental Income on Operating Leases and Other Income.

Rental income on operating leases from equipment we lease is recognized on a straight line basis over the lease term. Rental income is discussed in “Net Finance Revenues” and “Results by Business Segment”. See also “Concentrations – Operating Leases” and “Note 5 — Operating Lease Equipment” for additional information on operating leases.

Other income declined in 2013 and 2012 reflecting the following:

Gains on sales of leasing equipment resulted from the sale of leasing equipment of approximately $1.2 billion in 2013, $1.3 billion in 2012, and $1.1 billion in 2011. Gains as a percentage of equipment sold increased from the prior year and were less than 2011 and will vary based on the type and age of equipment sold. Equipment sales for 2013 included $0.9 billion in TIF assets and $0.3 billion in NACF assets. Equipment sales for 2012 included $0.8 billion in TIF assets and $0.5 billion in NACF assets. Equipment sales for 2011 consisted of $0.5 billion in TIF assets, $0.4 billion in NACF assets, and $0.2 billion in NSP assets.

Factoring commissions declined slightly, reflecting the change in the underlying portfolio product mix, which offset a modest increase in factoring volume in 2013 compared to 2012, while 2012 was down from 2011 mostly due to lower factoring volume.

Fee revenues include fees on lines of credit and letters of credit, capital markets-related fees, agent and advisory fees, and servicing fees for the loans we sell but retain servicing, including servicing fees in the small business lending portfolio, which is in assets held for sale at December 31, 2013. Fee revenues are mainly driven by our NACF segment. The increase from the prior year periods include higher fees from capital markets activities. Fee revenues generated for servicing the NSP small business lending portfolio totaled approximately $11 million for 2013 and 2012 and $14 million in 2011. These fees will no longer be earned upon the sale of that portfolio, which is expected to close in 2014.

Gains on loan and portfolio sales reflected 2013 sales volume of $0.9 billion, which included $0.6 billion in NSP, and over $0.1 billion in both NACF and TIF. Over 80% of 2013 gains related to NSP and included gains from the sale of the Dell Europe portfolio. The 2012 sales volume totaled $0.5 billion, which was substantially all in NACF with high gains as a percentage of sales from sales of low carrying value loans that were on non-accrual and included FSA adjustments. Sales volume was $1.2 billion in 2011, which included $0.7 billion in NACF (which generated over 70% of 2011 gains), and $0.5 billion in NSP.

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Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale reflected repayments or other workout resolutions on loans charged off prior to emergence from bankruptcy and loans charged off prior to classification as held for sale. Unlike recoveries on loans charged off after our restructuring, these recoveries are recorded as other income, not as a reduction to the provision for loan losses. The decrease from the prior years reflected a general downward trend of recoveries of loans charged off pre-emergence as the Company moves further away from its emergence date. Recoveries of loans charged off prior to transfer to held for sale were higher in 2011 as NACF moved a pool of predominantly non-accrual loans to held for sale on which there was subsequent recovery activity.

Counterparty receivable accretion relates to the FSA accretion of a fair value discount on the receivable from Goldman Sachs International (“GSI”) related to the GSI Facilities, which are total return swaps (as discussed in Funding and Liquidity and Note 9 — Long-term Borrowings and Note 10 — Derivative Financial Instruments). The discount is accreted into income over the expected term of the payout of the associated receivables. FSA accretion remaining on the counterparty receivable was $12 million at December 31, 2013.

Gains on investments primarily reflected sales of equity investments that were received as part of a lending transaction, or in some cases, a workout situation. The gains were primarily in NACF and declined on fewer transactions.

Gains (losses) on derivatives and foreign currency exchange Transactional foreign currency movements resulted in losses of $(14) million in 2013, gains of $37 million in 2012, and losses of $(42) million in 2011. These were partially offset by gains of $20 million in 2013, losses of $(33) million in 2012, and gains of $35 million in 2011 on derivatives that economically hedge foreign currency movements and other exposures. In addition, derivative losses related to the valuation of the derivatives within the GSI facility were $(4) million for 2013 and $(6) million for 2012. In addition, there were losses of $(1) million and $(4) million in 2013 and 2012, respectively, and gains of $2 million in 2011 on the realization of cumulative translation adjustment (CTA) amounts from AOCI upon the sale or substantial liquidation of a subsidiary. For additional information on the impact of derivatives on the income statement, refer to Note 10 — Derivative Financial Instruments.

Impairment on assets held for sale in 2013 includes $105 million of charges related to NSP and $19 million for TIF operating lease equipment (mostly aerospace related). NSP activity included $59 million of charges related to Dell Europe portfolio operating lease equipment and the remaining 2013 NSP impairment related mostly to the international platform rationalization. When a long-lived asset is classified as held for sale, depreciation expense is suspended and the asset is evaluated for impairment with any such charge recorded in other income. (See Expenses for related discussion on depreciation on operating lease equipment.) 2012 included $81 million for NSP, including $80 million of charges related to NSP Dell Europe operating lease equipment, and $34 million related to TIF equipment, mostly aerospace related. The 2011 balance included $61 million of impairment charges related to NSP operating leases, $24 million related to TIF including $22 million related to idle center beam railcars, and $4 million related to NACF.

Other revenues include items that are more episodic in nature, such as gains on work-out related claims, proceeds received in excess of carrying value on non-accrual accounts held for sale, which were repaid or had another workout resolution, insurance proceeds in excess of carrying value on damaged leased equipment, and also includes income from joint ventures. The current year includes gains on workout related claims of $19 million in NACF and $13 million in TIF. The 2012 amount includes a NSP $14 million gain on a sale of a platform, related to the Dell Europe transaction. The 2011 balance includes $59 million of proceeds received in excess of carrying value on non-accrual accounts held for sale, primarily NACF loans; the comparable amounts for 2013 and 2012 were $4 million and $8 million respectively. Principal recovery on these accounts was reported in recoveries of loans charged off prior to transfer to held for sale.

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EXPENSES

Other Expenses (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Depreciation on operating lease equipment	$540.6	$513.2	$538.6
Maintenance and other operating lease expenses	163.1	139.4	157.8
Operating expenses:
Compensation and benefits	535.4	537.1	490.5
Technology	83.3	81.6	75.1
Professional fees	69.1	63.8	120.0
Provision for severance and facilities exiting activities	36.9	22.7	13.1
Net occupancy expense	35.3	36.1	38.7
Advertising and marketing	25.2	36.5	10.5
Other expenses(1)	185.0	116.2	112.8
Operating expenses	970.2	894.0	860.7
Loss on debt extinguishments	-	61.2	134.8
Total other expenses	$1,673.9	$1,607.8	$1,691.9
Headcount	3,240	3,560	3,530

(1) The year ended December 31, 2013 included $50 million related to the Tyco tax agreement settlement charge.

Depreciation on operating lease equipment is recognized on owned equipment over the lease term or estimated useful life of the asset. Depreciation expense is primarily driven by the TIF operating lease equipment portfolio, which includes long-lived assets such as railcars and aircraft. To a lesser extent, depreciation expense includes amounts on smaller ticket equipment, such as office equipment. Certain ownership costs and also impairments recorded on equipment held in portfolio are reported as depreciation expense. Assets held for sale also impact the balance (as depreciation expense is suspended on operating lease equipment once it is transferred to assets held for sale). Depreciation expense is discussed further in “Net Finance Revenues,” as it is a component of our asset margin. See “Non-interest Income” for impairment charges on operating lease equipment classified as held for sale.

Operating expenses were up over 8% in 2013, driven by the Tyco International Ltd. (“Tyco”) tax agreement settlement charge of $50 million, discussed below in Other expenses, and costs associated with restructuring initiatives. Operating expenses also include Bank deposit raising costs, which totaled $35 million each in 2013 and 2012 and $10 million in 2011, and are reflected across various expense categories, but mostly within advertising and marketing and other, reflecting deposit insurance costs. Operating expenses reflect the following changes:

•	Compensation and benefits were down slightly from 2012 as lower salaries and benefit costs from the reduction in employees was partially offset by higher incentive compensation, which includes the amortization of deferred compensation. Deferred compensation plans were re-instated post emergence and the costs associated with the plans are amortized over the vesting period, typically three years. Thus, 2013 included three years of amortization of deferred costs compared to two years in 2012. Similarly, the increase in 2012 was driven by higher incentive compensation expense, two years of amortization of deferred costs compared to one year in 2011, and a higher number of employees. See Note 19 — Retirement, Postretirement and Other Benefit Plans.
•	Professional fees includes legal and other professional fees such as tax, audit, and consulting services. The increase from 2012 primarily reflected costs associated with our international rationalization efforts, while 2012 benefited from higher amounts received on favorable legal and tax resolutions. The elevated amount in 2011 was primarily due to higher risk management consulting fees and litigation-related costs.
•	Advertising and marketing expenses decreased in 2013 after a large increase in 2012 associated with CIT Bank. CIT Bank advertising and marketing costs associated with raising deposits totaled $15 million in 2013, $24 million in 2012, and $1 million in 2011.
•	Provision for severance and facilities exiting activities reflects costs associated with various organization efficiency initiatives. Severance costs were $33 million of the 2013 charges and related to approximately 275 employee terminations and the associated benefits costs incurred in conjunction with the initiatives. The facility exiting
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activities totaled $4 million and related to exiting three locations. See Note 26 — Severance and Facility Exiting Liabilities for additional information.

•	Other expenses includes items such as travel and entertainment, insurance, FDIC costs, office equipment and supply costs and taxes (other than income taxes). On December 20, 2013, we reached an agreement with Tyco to settle contract claims asserted by Tyco related to a tax agreement that CIT and Tyco entered into in 2002 in connection with CIT’s separation from Tyco. CIT agreed to pay Tyco $60 million, including $50 million that was recorded as an expense in 2013 and $10 million that had been previously accrued.

Operating expenses excluding restructuring charges for 2013 were 3.10% as a percentage of AEA, above the target range of 2.00%–2.50%, and includes the mentioned tax settlement charge. Operating efficiency improvements will continue in 2014 and the full benefits of the actions taken in 2013 will likely be realized later in 2014. The complexities of exiting certain countries and platforms will result in an elevated level of restructuring, legal and other related costs for another few quarters.

•	We have lowered headcount by approximately 320 since a year ago to 3,240 at December 31, 2013, modified several benefit plans and consolidated some offices.
•	During 2013 we began to rationalize subscale platforms. In total we plan to exit over 20 countries across Europe, South America and Asia. As a result of these decisions, we have sold several portfolios of financing and leasing assets and moved other portfolios to assets held for sale, including our small business lending portfolio in Corporate Finance.

Loss on debt extinguishments for 2012 reflect the write-off of accelerated fees and underwriting costs related to liability management actions taken, which included the repayment of the remaining Series A Notes and all of the 7% Series C Notes. The 2011 loss is primarily due to the write-off of original issue discount and fees associated with the repayment of the first lien term loan, partially offset by a modest gain from the repurchase of approximately $400 million of Series A debt at a discount in open market transactions.

FRESH START ACCOUNTING

Upon emergence from bankruptcy in 2009, CIT applied Fresh Start Accounting (FSA) in accordance with generally accepted accounting principles in the United States of America (GAAP). See Note 1 — Business and Summary of Significant Accounting Policies.

FSA had a significant impact on our operating results in 2011 and 2012, while in 2013, the impact has significantly lessened. Net finance revenue includes the accretion of the FSA adjustments to the loans, leases and debt, as well as to depreciation and, to a lesser extent, rental income related to operating lease equipment. The most significant remaining discount of $2.3 billion relates to operating lease equipment, which in effect was an impairment of the operating lease equipment upon emergence from bankruptcy, as the assets were recorded at their fair value, which was less than their carrying value. The recording of this FSA adjustment reduced the asset balance subject to depreciation and thus decreases depreciation expense over the remaining life of the operating lease equipment.

The following table presents the remaining FSA adjustments by balance sheet caption:

Accretable Fresh Start Accounting (Discount) / Premium (dollars in millions)
	December 31,	December 31,	December 31,
	2013	2012	2011
Loans	$(35.0)	$(131.1)	$(318.5)
Operating lease equipment, net	(2,276.9)	(2,550.6)	(2,803.1)
Intangible assets, net	20.3	31.9	63.6
Other assets	(11.6)	(20.8)	(117.1)
Total assets	$(2,303.2)	$(2,670.6)	$(3,175.1)
Deposits	$(0.8)	$3.5	$14.5
Long-term borrowings	(52.9)	(124.0)	(1,621.4)
Other liabilities	-	1.7	25.7
Total liabilities	$(53.7)	$(118.8)	$(1,581.2)

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As discussed in Net Finance Revenue, interest income was increased by the FSA accretion on loans. The remaining balance at December 31, 2013 mostly related to NACF loans and is expected to be accreted into income within the next 2 years. In addition to the yield related accretion on loans, the decline in accretable balance has been accelerated, primarily as a result of asset sales and prepayments.

As discussed in Net Finance Revenue, interest expense was increased by the accretion of the FSA discounts on long-term borrowings. We repaid debt prior to its contractual maturity, and the repayments were accounted for as a debt extinguishment, which accelerated the accretion of the FSA discount on the underlying debt. At December 31, 2013, long-term borrowings included $53 million of remaining FSA discount, of which $40 million pertained to secured borrowings, mostly secured by transportation equipment.

Depreciation expense is reduced by the lower carrying value of operating lease equipment subject to depreciation due to the operating lease equipment discount, essentially all of which is related to aircraft and rail operating lease assets. We estimated an economic average life before disposal of these assets of approximately 15 years for aerospace assets and 30 years for rail assets. FSA accretion amounts are disclosed in Net Finance Revenue section.

An intangible asset was recorded to adjust operating lease rents that were, in aggregate, above then current market rental rates. These adjustments (net) will be amortized, thereby lowering rental income (a component of Non-interest Income) over the remaining term of the lease agreements on a straight line basis. The majority of the remaining accretion has a contractual maturity of less than two years.

Other assets relates primarily to a discount on receivables from GSI in conjunction with the GSI Facilities. The discount is accreted into other income as ‘counterparty receivable accretion’ over the expected payout of the associated receivables. The accretion is discussed in “Non-interest Income” and the GSI Facilities are discussed in “Funding and Liquidity” and also in Note 9 — Long-term Borrowings, and Note 10 — Derivative Financial Instruments in Item 8 Financial Statements and Supplementary Data.

INCOME TAXES

Income Tax Data (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Provision for income taxes, before discrete items	$54.4	$76.2	$137.8
Discrete items	29.5	40.5	19.2
Provision for income taxes	$83.9	$116.7	$157.0
Effective tax rate	11.4%	-28.1%	63.9%

The Company’s 2013 tax provision is $83.9 million as compared to $116.7 million in 2012 and $157.0 million in 2011. The current year tax provision reflects income tax expense on the earnings of certain international operations and state income tax expense in the U.S. The decrease from the prior years’ tax provisions primarily reflect a reduction in foreign income tax expense driven by lower international earnings, and changes in discrete tax expense. Included in the 2013 tax provision is approximately $30 million of net discrete tax expense that primarily relates to the establishment of valuation allowances against certain international net deferred tax assets due to our international platform rationalizations, and deferred tax expense due to sale of a leverage lease. The discrete tax expense items were partially offset by incremental tax benefits associated with favorable settlements of prior year international tax audits.

The 2012 provision of $76.2 million before discrete items reflects income tax expense on the earnings of certain international operations and state income tax expense in the U.S. The discrete items of $40.5 million includes incremental taxes associated with international audit settlements and an increase in a U.S. deferred tax liability on certain indefinite life assets that cannot be used as a source of future taxable income in the assessment of the domestic valuation allowance. Also, included in 2012 was a discrete tax benefit of $146.5 million caused by a release of tax reserves established on an uncertain tax position taken on certain tax losses following a favorable ruling from the tax authorities and a $98.4 million tax benefit associated with a tax position taken on a prior-year restructuring transaction. Both of these benefits were fully offset by corresponding increases to the domestic valuation allowance.

The 2011 tax provision of $137.8 million before discrete items was primarily related to income tax expense on the earnings of certain international operations and no income tax benefit on its domestic losses. The discrete items of $19.2 million includes an increase to an uncertain federal and state tax position that the Company has taken with respect to the recognition of certain losses, offset by a reduction in the domestic valuation allowance. Also, the Company recorded deferred tax

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expense of $12.2 million of foreign withholding taxes consequent to a change in the Company’s assertion regarding the indefinite reinvestment of its unremitted foreign earnings.

The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and foreign earnings, valuation allowances in various jurisdictions, and discrete items. The actual year-end 2013 effective tax rate may vary from near term future periods due to the changes in these factors.

The Company has not recognized any tax benefit on its prior year domestic losses and certain prior year foreign losses due to uncertainties related to its ability to realize its net deferred tax assets in the future. Due to the future uncertainties, combined with the recent three years of cumulative losses by certain domestic and foreign reporting entities, the Company has concluded that it does not currently meet the criteria to recognize its net deferred tax assets, inclusive of the deferred tax assets related to NOLs in these entities. Accordingly, the Company maintained valuation allowances of $1.5 billion and $1.6 billion against their net deferred tax assets at December 31, 2013 and 2012, respectively. Of the $1.5 billion valuation allowance at December 31, 2013, approximately $1.3 billion relates to domestic reporting entities and $211 million relates to the foreign reporting entities.

Management’s decision to maintain the valuation allowances on certain reporting entities’ net deferred tax assets requires significant judgment and an analysis of all the positive and negative evidence regarding the likelihood that these future benefits will be realized. The most recent three years of cumulative losses, adjusted for any non-recurring items, was considered a significant negative factor supporting the need for a valuation allowance. At the point when any of these reporting entities transition into a cumulative three year income position, Management will consider this profitability measure along with other facts and circumstances in determining whether to release any of the valuation allowances. The other facts and circumstances that are considered in evaluating the need for or release of a valuation allowance include sustained profitability, both historical and forecast, tax planning strategies, and the carry-forward periods for the NOLs.

While certain foreign and domestic entities with net operating loss carry-forwards have been profitable, the Company continues to record a full valuation allowance on these entities’ net deferred tax assets due to their history of losses. Given the continued improvement in earnings in certain foreign and domestic reporting entities, which is one factor considered in the evaluation process, it is possible that the valuation allowance for those entities may be reduced if these trends continue and other factors do not outweigh this positive evidence.

At the point a determination is made that it is “more likely than not” that a reporting entity generates sufficient future taxable income to realize its respective net deferred tax assets, the Company will reduce the entity’s respective valuation allowance (in full or in part), resulting in an income tax benefit in the period such a determination is made. Subsequently, the provision for income taxes will be provided for future earnings; however, there will be a minimal impact on cash taxes paid for until the NOL carry-forward is fully utilized.

See Note 18 — Income Taxes for additional information.

RESULTS BY BUSINESS SEGMENT

In December 2013, we announced organization changes that became effective January 1, 2014. Management changed our operating segments to (i) realign and simplify its businesses and organizational structure, (ii) streamline and consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers. Effective January 1, 2014, CIT manages its business and reports financial results in three operating segments: (1) Transportation & International Finance (“TIF”); (2) North American Commercial Finance (“NACF”); and (3) Non-Strategic Portfolios (“NSP”).

The change in segment reporting does not affect CIT’s historical consolidated results of operations. The discussions below reflect the new reporting segments, and all prior period comparisons have been conformed and are consistent with this presentation.

On April 25, 2014, we completed the sale of our student lending business, which had been included in NSP prior to the sale. As a result, the student lending business is reported as a discontinued operation, and all prior periods have been conformed and are consistent with this presentation. See Note – 2 Discontinued Operation.

See Note 24 — Business Segment Information for additional details.

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The following table summarizes the reported pre-tax earnings of each segment, and the impacts of certain debt redemption actions. The pre-tax amounts excluding these actions are Non-GAAP measurements. See Non-GAAP Financial Measurements for discussion on the use of non-GAAP measurements.

Impacts of Debt Redemption Charges on Pre-tax Income (Loss) by Segment (dollars in millions)
		North
	Transportation	American
	& International	Commercial	Non-Strategic	Corporate
	Finance	Finance	Portfolios	& Other	Total
Year Ended December 31, 2013
Income (loss) from continuing operations, before (provision) benefit for income taxes	$563.7	$364.7	$(62.8)	$(131.4)	$734.2
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	14.5	8.5	10.6	1.0	34.6
Accelerated OID on debt extinguishments related to the GSI facility	-	-	(5.2)	-	(5.2)
Pre-tax income (loss) - excluding debt redemptions and OID acceleration	$578.2	$373.2	$(57.4)	$(130.4)	$763.6
Year Ended December 31, 2012
Income (loss) from continuing operations, before (provision) benefit for income taxes	$(166.2)	$267.3	$(125.0)	$(391.5)	$(415.4)
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	638.5	435.9	39.5	181.0	1,294.9
Debt related – loss on debt extinguishments	-	-	-	61.2	61.2
Accelerated OID on debt extinguishments related to the GSI facility	(6.9)	-	-	-	(6.9)
Pre-tax income (loss) - excluding debt redemptions and OID acceleration	$465.4	$703.2	$(85.5)	$(149.3)	$933.8
Year Ended December 31, 2011
Income (loss) from continuing operations, before (provision) benefit for income taxes	$163.6	$557.8	$5.7	$(481.2)	$245.9
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	84.4	62.8	19.4	19.3	185.9
Debt related – loss on debt extinguishments	-	-	-	134.8	134.8
Debt related – prepayment costs	-	-	-	114.2	114.2
Pre-tax income (loss) – excluding debt redemptions	$248.0	$620.6	$25.1	$(212.9)	$680.8

Transportation & International Finance

TIF includes several divisions: aerospace (commercial aircraft and business aircraft), rail, and maritime finance, as well as international finance, which includes corporate lending and equipment financing businesses in China and the U.K. Revenues generated by TIF include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

Aerospace–Commercial Air provides leasing and financing solutions — including operating leases, capital leases, loans and structuring and advisory services — for commercial airlines worldwide. We own and finance a fleet of more than 300 commercial aircraft and have about 100 customers in approximately 50 countries.

Aerospace–Business Air provides financing solutions to business jet operators. Serving clients around the globe, we provide financing that is tailored to our clients’ unique business requirements. Products include term loans, leases, pre-delivery financing, fractional share financing and vendor/ manufacturer financing.

Rail offers customized leasing and financing solutions and a highly efficient, diversified fleet of railcar assets to freight shippers and carriers throughout North America and Europe. We expanded our operations to Europe through a 2014 acquisition. See “Concentrations — Leased Railcars” section.

Maritime Finance offers senior secured loans, sale-leasebacks and bareboat charters to owners and operators of oceangoing cargo vessels, including tankers, bulkers, container ships, car carriers, and offshore vessels and drilling rigs.

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International Finance offers corporate lending and advisory services as well as equipment financing and leasing to small and middle market businesses in China and the U.K.

Transportation & International Finance - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Earnings Summary
Interest income	$254.9	$218.2	$236.1
Interest expense	(585.5)	(1,331.5)	(965.8)
Provision for credit losses	(18.7)	(14.5)	(20.5)
Rental income on operating leases	1,682.4	1,666.3	1,514.3
Other income	82.2	65.8	118.4
Depreciation on operating lease equipment	(433.3)	(410.9)	(363.1)
Maintenance and other operating lease expenses	(163.0)	(139.3)	(157.8)
Operating expenses	(255.3)	(220.3)	(198.0)
Income (loss) before (provision) benefit for income taxes	$563.7	$(166.2)	$163.6
Pre-tax income – excluding debt redemption charges and accelerated OID on debt extinguishment related to the GSI facility(1)	$578.2	$465.4	$248.0
Select Average Balances
Average finance receivables (AFR)	$3,078.9	$2,204.9	$1,699.8
Average operating leases (AOL)	12,195.8	11,853.5	10,877.8
Average earning assets (AEA)	15,434.6	14,269.2	12,692.1
Statistical Data
Net finance margin (interest and rental income, net of interest and depreciation expense as a % of AEA)	4.89%	0.02%	2.08%
Operating lease margin as a % of AOL	8.91%	9.42%	9.13%
Funded new business volume	$3,578.0	$2,825.7	$2,759.3

(1) Non-GAAP measurement, see table at the beginning of this section for a reconciliation of non-GAAP to GAAP financial information.

Pre-tax earnings were impacted by accelerated debt FSA and OID accretion, which resulted from debt prepayment activities, of $15 million in 2013, $632 million in 2012 and $84 million in 2011. Excluding accelerated debt FSA and OID accretion, pre-tax income increased from 2012 and 2011. Results continued to reflect high utilization rates of our aircraft and railcars, increased asset levels and lower funding costs with rail lease renewals generally re-pricing higher and commercial air renewal rates re-pricing down on average.

We grew financing and leasing assets during 2013, further expanding our aircraft and railcar fleets, and building our business air, maritime finance and international loan portfolios. We also continued to proactively manage our equipment fleets in 2013, selling over $800 million of equipment and ordering 23 additional aircraft and approximately 4,800 railcars. Assets in the Bank grew to $2.6 billion, including over $1.1 billion of railcars. As discussed in Note 29 — Subsequent Events, on January 31, 2014, CIT acquired Paris-based Nacco SAS (“Nacco”), an independent full service railcar lessor in Europe. Leasing assets acquired totaled approximately $650 million, including more than 9,500 railcars.

Highlights included:

•	Net finance revenue (“NFR”) was $756 million, up from 2012 and 2011. Because of the significant impact accelerated debt repayments had on prior periods, a more meaningful measure is to exclude the accelerated accretion. Excluding accelerated debt FSA and OID accretion, NFR was $770 million, up from $634 million in 2012 and $348 million in 2011. The increases from 2012 and 2011 largely reflect lower funding costs and higher assets. Net FSA accretion, excluding the accelerated debt FSA and OID accretion, increased NFR by $190 million in 2013, $81 million in 2012 and $91 million in 2011. Remaining net FSA accretion benefits, which will decline over time, are primarily reflected in depreciation expense.
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•	Net operating lease revenue (rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses), which is a component of NFR, was down modestly from 2012. The decline reflected pressure on renewal rates on certain aircraft, higher depreciation and higher maintenance and operating lease expense. These offset improvements in rail portfolio lease rates, the net benefit from higher asset balances and continued strong utilization. The decline in operating lease margin also reflected these trends. We expect to re-lease approximately 50 commercial aircraft in 2014, a level that is significantly higher than in recent years and will likely put pressure on the finance margin in 2014 if lease rates for certain aircraft remain at current levels. We expect lease expirations for rail equipment in 2014 will represent slightly over 20% of the rail portfolio, a level that is lower than recent experience.
•	Financing and leasing assets grew to $16.4 billion from $14.9 billion in 2012 and $13.7 billion in 2011, with new business volume partially offset by equipment sales, depreciation and other activity.
•	New business volume for 2013 primarily reflected the delivery of 24 aircraft and approximately 5,400 railcars, with the vast majority of the rail operating lease volume originated by the Bank. New business volume for 2012 reflected the addition of 21 operating lease aircraft and approximately 7,000 railcars, while 2011 new business volume included 20 aircraft and over 2,800 railcars.
•	At December 31, 2013, we had 147 aircraft on order from manufacturers (down from 161 at December 31, 2012), with deliveries scheduled through 2020. All of the 20 scheduled aircraft deliveries for 2014 have lease commitments. We had future purchase commitments for approximately 7,500 railcars, with scheduled deliveries through 2015. All of the approximately 4,600 scheduled railcar deliveries for 2014 have lease commitments. See Note 20 — Commitments.
•	Equipment utilization remained strong throughout 2013 and ended the year with over 99% of commercial air and 98% of rail equipment on lease or under a commitment. Rail utilization rates were up from 2012 and 2011, while air utilization remained consistently strong over the 3-year period.
•	Other income primarily reflected the following:
•	Gains on asset sales totaled $82 million on $978 million of equipment and receivable sales, compared to $70 million of gains on $750 million of asset sales in 2012 and $96 million of gains on $563 million of asset sales in 2011.
•	Impairment on operating lease equipment held for sale totaled $19 million in 2013 and $34 million in 2012, mostly related to commercial aircraft and $24 million in 2011, primarily related to idle center-beam railcars that were scrapped.
•	FSA accretion on counterparty receivable totaled $1 million, $15 million and $17 million for the years ended December 31, 2013, 2012 and 2011, respectively. The remaining balance is not significant at December 31, 2013.
•	Other income for 2013 included $13 million related to a work-out related claim. 2011 included $14 million related to an aircraft insurance claim and $11 million related to a change in the aircraft order book and corresponding acceleration of FSA.
•	Operating expenses were up about 16% in 2013 and 10% in 2012, primarily reflecting investments in new initiatives and growth in existing businesses.
•	Non-accrual loans were $35 million (1.01% of finance receivables) at December 31, 2013, compared to $39 million (1.52%) at December 31, 2012 and $35 million (1.90%) at December 31, 2011. Net charge-offs were $17 million (0.55% of average finance receivables) in 2013, reflecting higher international charge-offs, up from $7 million (0.32%) and $12 million (0.71%) in 2012 and 2011, respectively. The 2013 provision for credit losses mostly reflected the credit metric trends and loan portfolio growth. The provision for credit losses was down in 2012 reflecting lower charge-offs.

North American Commercial Finance

The NACF segment is comprised of four divisions: Corporate Finance, Equipment Finance, Real Estate Finance and Commercial Services. Revenue is generated from interest earned on loans, rents on leases, fees and other revenue from lending activities and capital markets transactions, and commissions earned on factoring and related activities.

Corporate Finance provides a range of financing options and offers advisory services to small and medium size companies. Its core products include both loan and fee-based products. Loans offered are primarily senior secured loans collateralized by accounts receivable, inventory, machinery & equipment and/or intangibles that are often used for working capital, plant expansion, acquisitions or recapitalizations. These loans include revolving lines of credit and term loans and, depending on the nature and quality of the collateral, may be referred to as asset-based loans or cash flow loans. We provide financing to

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customers in a wide range of industries, including Commercial & Industrial, Communications, Media & Entertainment, Energy and Healthcare.

Equipment Finance provides leasing and equipment loan solutions to small businesses and middle market companies in a wide range of industries. We provide financing solutions for our borrowers and lessees, and assist manufacturers and distributors in growing sales, profitability and customer loyalty by providing customized, value-added finance solutions to their commercial clients. We offer both capital and operating leases.

Real Estate Finance provides senior secured commercial real estate loans to developers and other commercial real estate professionals. We focus on stable, cash flowing properties and originate construction loans to highly experienced and well capitalized developers.

Commercial Services offers a full range of domestic and international customized credit protection, lending, and outsourcing services that include working capital, term loans, factoring, receivables management, bulk purchases of accounts receivable, import and export financing, and revolving lines of credit with advances against accounts receivable. Commercial Services also arranges for letters of credit, collateralized by accounts receivable and other assets, to be opened for the benefit of its clients’ suppliers.

North American Commercial Finance - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Earnings Summary
Interest income	$828.6	$976.5	$1,460.9
Interest expense	(284.3)	(750.9)	(954.3)
Provision for credit losses	(35.5)	(44.0)	(228.4)
Rental income on operating leases	104.0	99.4	101.2
Other income	306.5	555.2	725.2
Depreciation on operating lease equipment	(75.1)	(71.9)	(98.3)
Operating expenses	(479.5)	(497.0)	(448.5)
Income before provision for income taxes	$364.7	$267.3	$557.8
Pre-tax income – excluding debt redemption charges and accelerated OID on debt extinguishment related to the GSI facility(1)	$373.2	$703.2	$620.6
Select Average Balances
Average finance receivables (AFR)	$14,040.4	$12,420.8	$12,379.8
Average earning assets (AEA)(2)	12,916.2	11,362.7	11,708.4
Statistical Data
Net finance margin (interest and rental income, net of interest and depreciation expense as a % of AEA)	4.44%	2.23%	4.35%
Funded new business volume	$6,244.9	$5,862.9	$4,135.1
Factoring volume	$25,712.2	$25,123.9	$25,943.9

(1) Non-GAAP measurement, see table at the beginning of this section for a reconciliation of non-GAAP to GAAP financial information.

(2) AEA is lower than AFR as it is reduced by the average credit balances for factoring clients.

Pre-tax earnings included accelerated debt FSA accretion and OID accretion, which reduced profitability, of $9 million in 2013, compared to $436 million in 2012 and $63 million in 2011. Excluding accelerated debt FSA accretion and OID accretion, pre-tax income was down from 2012 and 2011 as the benefit from higher assets and lower funding costs were offset by significantly lower other income, primarily lower gains on asset sales, and lower net FSA accretion. The lower provision for credit losses in 2013 and 2012 reflect credit metrics that were at cyclical lows.

Asset growth was driven by increases in new loan and lease volumes, and supplemented by portfolio acquisitions. New business volume grew 7% from 2012, which was significantly higher than 2011. Newer initiatives such as commercial real estate lending and capital equipment financing contributed to the growth. CIT Bank originated the vast majority of the U.S.

24

funded loan and lease volume in each of the periods presented. At December 31, 2013, over 70% of this segment’s financing and leasing assets were in the Bank. In early 2013 we purchased an approximately $720 million portfolio of senior secured corporate loans from another bank.

The market remains competitive in our middle market lending business. During 2013, pricing seemed to have stabilized in the core middle market lending business, but at relatively lower yields then 2012. In addition, competitive pressures have shifted transactions more to higher leverage than lower pricing. During 2012, new business yields were relatively stable within product types, whereas in 2011, new business yields were up modestly on average.

Highlights included:

•	Net finance revenue (“NFR”) was $573 million for 2013, up from both 2012 and 2011. Because of the significant impact accelerated debt repayments had on prior periods, it is more meaningful to exclude the accelerated accretion.
•	Excluding accelerated debt FSA and OID accretion, NFR was $582 million, down from $689 million in 2012. NFR benefited from a higher level of earning assets and lower funding costs in 2013 and 2012, which were offset by a declining benefit from net FSA accretion and lower yields in certain loan products. NFR was up modestly from $572 million in 2011. Net FSA accretion, excluding the accelerated FSA and OID accretion, increased NFR by $44 million in 2013, $254 million in 2012 and $229 million in 2011.
•	Financing and leasing assets totaled $15.0 billion, up from $13.3 billion at December 31, 2012 and $12.3 billion at December 31, 2011, driven primarily by new business volume, and to a lesser extent, the remaining balance from the approximately $720 million corporate loan portfolio purchase early in 2013.
•	Other income was down from the prior years, reflecting the following:
•	Lower gains on asset sales (including receivables, equipment and investments), which totaled $47 million in 2013, down from $227 million in 2012 and $294 million in 2011. Contributing to the decline was primarily a lower amount of assets sold, $439 million of equipment and receivable sales in 2013, down from $948 million in 2012 and $1.1 billion in 2011.
•	Lower FSA-related counterparty receivable accretion, which totaled $7 million, down from $68 million in 2012 and $77 million in 2011. The remaining balance was not significant at December 31, 2013.
•	Lower recoveries of loans charged off pre-emergence and loans charged off prior to transfer to assets held for sale, which totaled $13 million in 2013, down from $45 million in 2012 and $88 million in 2011. As we move further away from our emergence date, recoveries are expected to continue to decline, but could be elevated if additional workouts occur.
•	Higher fee revenue of $82 million in 2013, reflected modest improvement in capital market transactions, up from $67 million in 2012 and $73 million in 2011.
•	The current year also includes gains on workout-related claims of $19 million.
•	Credit trends improved in 2013. Non-accrual loans declined to $147 million (1.00% of finance receivables), from $218 million (1.66%) at December 31, 2012 and $516 million (4.34%) at December 31, 2011. Net charge-offs were $19 million (0.13% of average finance receivables) in 2013, down from $52 million (0.42%) and down significantly from $221 million (1.79%) in 2011.

Non-Strategic Portfolios

NSP consists of portfolios that we no longer consider strategic. Included in NSP at December 31, 2013 was a small business lending portfolio and several international equipment finance portfolios, including Mexico, Brazil, and smaller portfolios several countries in Latin America, Europe and Asia that we identified as subscale platforms during our international rationalization. On April 25, 2014, we completed the sale of the student lending business, which had been included in NSP prior to the sale, but is now reflected as a discontinued operation.

25

Non-Strategic Portfolios - Financial Data and Metrics (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Earnings Summary
Interest income	$157.2	$180.3	$254.1
Interest expense	(130.2)	(262.4)	(258.4)
Provision for credit losses	(10.8)	7.3	(20.8)
Rental income on operating leases	111.0	135.1	170.1
Other income	(14.6)	(9.1)	108.0
Depreciation on operating lease equipment	(32.2)	(30.4)	(77.2)
Maintenance and other operating lease expenses	(0.1)	(0.1)	-
Operating expenses	(143.1)	(145.7)	(170.1)
(Loss) income before provision for income taxes	$(62.8)	$(125.0)	$5.7
Pre-tax (loss) income – excluding debt redemption charges(1)	$(57.4)	$(85.5)	$25.1
Select Average Balances
Average finance receivables (AFR)	$1,128.6	$1,490.7	$1,526.2
Average earning assets (AEA)	1,771.7	1,976.7	2,281.3
Statistical Data
Net finance margin (interest and rental income, net of interest and depreciation expense as a % of AEA)	5.97%	1.14%	3.88%
Funded new business volume	$713.0	$911.6	$909.3

(1) Non-GAAP measurement, see table at the beginning of this section for a reconciliation of non-GAAP to GAAP financial information.

Pre-tax results were impacted by accelerated debt FSA and OID accretion of $5 million in 2013, $40 million in 2012 and $19 million in 2011, reflecting debt prepayment activities. Excluding accelerated debt FSA, the lower pre-tax loss in 2013 reflects lower funding costs, while 2012 was down from 2011, mostly reflecting lower other income.

Financing and leasing assets totaled $1.3 billion at December 31, 2013, a decrease from $2.0 billion at both December 31, 2012 and 2011. The current year decline reflected decisions made to rationalize some of our international platforms, which includes portfolios in Europe, Latin America and Asia. During 2013, we completed the sale of the Dell Europe portfolio, approximately $470 million of financing and leasing assets, as well as certain other foreign portfolios. We had $807 million of AHFS at December 31, 2013, up from 2012 reflecting the addition of international portfolios and the small business lending portfolio. The sales of these assets will reduce financing and leasing assets and net finance revenue, as well as result in lower operating expenses. In October 2013, we entered into a definitive agreement to sell our small business lending portfolio. The sale is expected to be completed in 2014, subject to approval by the Small Business Administration.

Highlights included:

•	Net finance revenue (“NFR”) was $106 million for 2013, up from 2012 and 2011. Excluding accelerated debt FSA and OID accretion, net finance revenue was $111 million, up from $62 million in 2012 and down from $108 million in 2011. Net FSA accretion, excluding the accelerated debt FSA and OID accretion, decreased NFR by $15 million in 2013, $82 million in 2012 and $10 million in 2011.
•	Other income declined from the prior years, reflecting:
•	Gains totaled $57 million on $656 million of receivable and equipment sales in 2013, which included approximately $470 million of assets related to the Dell Europe portfolio sale. Gains totaled $22 million on $43 million of equipment and receivable sales in 2012 and $96 million on $596 million of equipment and receivable sales in 2011. 2013 included a $50 million gain on the sale of the Dell Europe portfolio to Dell, whereas 2012 included a gain of $14 million related to the sale of our Dell Europe operating platform. In 2011, we sold approximately $125 million of underperforming finance receivables in Europe and sold Dell Financial Services Canada Ltd. (“DFS Canada”) to Dell, which included financing and leasing assets of approximately $360 million.
•	Impairment on AHFS during 2013 totaled $105 million, compared to $81 million in 2012 and $61 million in 2011. Most of the impairments related to charges on operating leases recorded in assets held for sale ($62 million in 2013,
26

$80 million in 2012 and $61 million in 2011), which had a nearly offsetting benefit in net finance revenue related to suspended depreciation, and for portfolios transferred to AHFS as part of our international rationalization. See “Non-interest Income” and “Expenses” for discussions on impairment charges and suspended depreciation on operating lease equipment held for sale.

•	The remaining balance mostly includes fee revenue, recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale and other revenues. Fee revenue included servicing fees related to the small business lending portfolio, which totaled $11 million in 2013, which will no longer be earned upon the sale of that portfolio in 2014.
•	Operating expenses were flat with 2012 and decreased from 2011, primarily reflecting lower cost due to the sales of our small business lending and Dell Canada operations.
•	Non-accrual loans were $58 million (13.14% of finance receivables) at December 31, 2013, down from $73 million (4.85%) at December 31, 2012 and $150 million (10.11%) at December 31, 2011 reflecting asset sales. Net charge-offs were $45 million (4.01% of average finance receivables) in 2013, up from both $15 million (0.98%) in 2012 and $32 million (2.08%) in 2011, due mainly from $32 million of charge-offs related to the transfer of loans to AHFS.

Corporate and Other

Certain activities are not attributed to operating segments and are included in Corporate and Other. Some of the more significant items include loss on debt extinguishments, the Tyco tax agreement settlement charge, costs associated with excess cash liquidity (Interest Expense), mark-to-market adjustments on non-qualifying derivatives (Other Income) and restructuring charges for severance and facilities exit activities (Operating Expenses).

Corporate and Other - Financial Data (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Earnings Summary
Interest income	$14.5	$19.0	$20.8
Interest expense	(60.9)	(320.9)	(325.7)
Provision for credit losses	0.1	(0.2)	-
Other income	7.2	2.8	2.6
Operating expenses	(92.3)	(31.0)	(44.1)
Loss on debt extinguishments	-	(61.2)	(134.8)
Loss before provision for income taxes	$(131.4)	$(391.5)	$(481.2)
Pre-tax loss – excluding debt redemption charges(1)	$(130.4)	$(149.3)	$(212.9)

(1) Non-GAAP measurement, see table at the beginning of this section for a reconciliation of non-GAAP to GAAP financial information.

•	Interest income consists of interest and dividend income primarily from deposits held at other depository institutions and U.S. Treasury and Government Agency securities.
•	Interest expense in 2013 reflected accelerated FSA debt accretion of $1 million, while 2012 and 2011 included $181 million and $134 million, respectively, of combined accelerated FSA accretion and prepayment penalties.
•	Other income primarily reflects gains and (losses) on derivatives and foreign currency exchange.
•	Operating expenses reflects salary and general and administrative expenses in excess of amounts allocated to the business segments and litigation-related costs, including $50 million in 2013 related to the Tyco tax agreement settlement, as discussed in Operating Expenses. Operating expenses also included $37 million, $23 million and $13 million related to provision for severance and facilities exiting activities during 2013, 2012 and 2011, respectively.
•	The loss on debt extinguishments resulted primarily from repayments of Series C Notes in 2012 while the 2011 loss primarily resulted from the repayment of the first lien term loan.
27

FINANCING AND LEASING ASSETS

The following table presents our financing and leasing assets by segment.

Financing and Leasing Asset Composition (dollars in millions)
	December 31,			$ Change	$ Change
	2013	2012	2011	2013 vs 2012	2012 vs 2011
Transportation & International Finance
Loans	$3,494.4	$2,556.5	$1,848.1	$937.9	$708.4
Operating lease equipment, net	12,778.5	12,178.0	11,770.7	600.5	407.3
Assets held for sale	158.5	173.6	84.0	(15.1)	89.6
Financing and leasing assets	16,431.4	14,908.1	13,702.8	1,523.3	1,205.3
Aerospace
Loans	1,247.7	1,217.6	904.8	30.1	312.8
Operating lease equipment, net	8,267.9	8,105.2	8,234.3	162.7	(129.1)
Assets held for sale	148.8	171.8	58.5	(23.0)	113.3
Financing and leasing assets	9,664.4	9,494.6	9,197.6	169.8	297.0
Rail
Loans	107.2	117.0	151.6	(9.8)	(34.6)
Operating lease equipment, net	4,503.9	4,060.7	3,511.5	443.2	549.2
Assets held for sale	3.3	1.8	25.5	1.5	(23.7)
Financing and leasing assets	4,614.4	4,179.5	3,688.6	434.9	490.9
Maritime Finance
Loans	412.6	-	-	412.6	-
International Finance
Loans	1,726.9	1,221.9	791.7	505.0	430.2
Operating lease equipment, net	6.7	12.1	24.9	(5.4)	(12.8)
Assets held for sale	6.4	-	-	6.4	-
Financing and leasing assets	1,740.0	1,234.0	816.6	506.0	417.4
North American Commercial Finance
Loans	14,693.1	13,084.4	11,894.7	1,608.7	1,189.7
Operating lease equipment, net	240.5	150.9	169.4	89.6	(18.5)
Assets held for sale	38.2	42.1	186.6	(3.9)	(144.5)
Financing and leasing assets	14,971.8	13,277.4	12,250.7	1,694.4	1,026.7
Corporate Finance
Loans	6,831.8	6,501.0	5,680.2	330.8	820.8
Operating lease equipment, net	6.2	16.2	37.2	(10.0)	(21.0)
Assets held for sale	38.2	34.1	163.6	4.1	(129.5)
Financing and leasing assets	6,876.2	6,551.3	5,881.0	324.9	670.3
Equipment Finance
Loans	4,044.1	3,662.0	3,782.1	382.1	(120.1)
Operating lease equipment, net	234.3	134.7	132.2	99.6	2.5
Assets held for sale	-	8.0	-	(8.0)	8.0
Financing and leasing assets	4,278.4	3,804.7	3,914.3	473.7	(109.6)
Real Estate Finance
Loans	1,554.8	616.1	1.0	938.7	615.1
Assets held for sale	-	-	23.0	-	(23.0)
Financing and leasing assets	1,554.8	616.1	24.0	938.7	592.1
Commercial Services
Loans and factoring receivables	2,262.4	2,305.3	2,431.4	(42.9)	(126.1)
Non-Strategic Portfolios
Loans	441.7	1,512.2	1,483.0	(1,070.5)	29.2
Operating lease equipment, net	16.4	82.8	66.3	(66.4)	16.5
Assets held for sale	806.7	429.1	410.1	377.6	19.0
Financing and leasing assets	1,264.8	2,024.1	1,959.4	(759.3)	64.7
Total financing and leasing assets	$32,668.0	$30,209.6	$27,912.9	$2,458.4	$2,296.7

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Financing and leasing assets increased in 2013, reflecting strong new business volumes, partially offset by portfolio collections and prepayments, and asset sales. Supplementing new business volume, growth included portfolio purchases. Operating lease equipment increased, primarily reflecting scheduled equipment deliveries in Aerospace and Rail.

Assets held for sale totaled $1.0 billion at December 31, 2013, and included assets associated with our subscale and international platform rationalization efforts, primarily portfolios in Europe and South America, and a small business lending portfolio in NSP and mostly aerospace equipment in TIF. The sale of the small business lending portfolio is expected to be completed in 2014, subject to approval by the Small Business Administration.

Financing and leasing assets increased in 2012, reversing a trend of declining asset levels, reflecting strong new business volumes. Operating lease equipment increased, but at a slower rate than 2011. Assets held for sale totaled $0.6 billion at December 31, 2012, the majority of which included Dell Europe assets in NSP and aerospace assets in TIF.

Financing and leasing asset trends are discussed in the respective segment descriptions in “Results by Business Segment”.

The following table reflects the contractual maturities of our finance receivables:

Contractual Maturities of Finance Receivables at December 31, 2013 (dollars in millions)
	U.S.	Foreign	Total
Fixed-rate
1 year or less	$3,170.0	$954.7	$4,124.7
Year 2	959.8	585.4	1,545.2
Year 3	665.1	379.7	1,044.8
Year 4	414.1	196.7	610.8
Year 5	234.9	96.1	331.0
2-5 years	2,273.9	1,257.9	3,531.8
After 5 years	260.0	110.2	370.2
Total fixed-rate	5,703.9	2,322.8	8,026.7
Adjustable-rate
1 year or less	758.8	167.3	926.1
Year 2	745.1	160.7	905.8
Year 3	1,718.7	167.0	1,885.7
Year 4	1,733.9	221.8	1,955.7
Year 5	2,176.4	315.5	2,491.9
2-5 years	6,374.1	865.0	7,239.1
After 5 years	2,170.7	315.1	2,485.8
Total adjustable-rate	9,303.6	1,347.4	10,651.0
Total	$15,007.5	$3,670.2	$18,677.7

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The following table presents the changes to our financing and leasing assets:

Financing and Leasing Assets Rollforward (dollars in millions)
	Transportation	North American
	& International	Commercial	Non-Strategic
	Finance	Finance	Portfolios	Total
Balance at December 31, 2010	$12,430.0	$13,712.3	$2,606.3	$28,748.6
New business volume	2,759.3	4,135.1	909.3	7,803.7
Loan and portfolio sales	(26.1)	(682.5)	(453.2)	(1,161.8)
Equipment sales	(537.2)	(435.9)	(142.3)	(1,115.4)
Depreciation	(363.1)	(98.3)	(77.2)	(538.6)
Gross charge-offs	(18.0)	(301.5)	(49.3)	(368.8)
Collections and other	(542.1)	(4,078.5)	(834.2)	(5,454.8)
Balance at December 31, 2011	13,702.8	12,250.7	1,959.4	27,912.9
New business volume	2,825.7	5,862.9	911.6	9,600.2
Portfolio purchases	198.0	-	-	198.0
Loan and portfolio sales	-	(448.7)	(10.0)	(458.7)
Equipment sales	(750.0)	(499.1)	(33.0)	(1,282.1)
Depreciation	(410.9)	(71.9)	(30.4)	(513.2)
Gross charge-offs	(15.7)	(98.9)	(27.1)	(141.7)
Collections and other	(641.8)	(3,717.6)	(746.4)	(5,105.8)
Balance at December 31, 2012	14,908.1	13,277.4	2,024.1	30,209.6
New business volume	3,578.0	6,244.9	713.0	10,535.9
Portfolio purchases	154.3	720.4	-	874.7
Loan and portfolio sales	(103.2)	(129.4)	(621.0)	(853.6)
Equipment sales	(874.8)	(309.5)	(34.8)	(1,219.1)
Depreciation	(433.3)	(75.1)	(32.2)	(540.6)
Gross charge-offs	(26.0)	(58.3)	(54.3)	(138.6)
Collections and other	(771.7)	(4,698.6)	(730.0)	(6,200.3)
Balance at December 31, 2013	$16,431.4	$14,971.8	$1,264.8	$32,668.0

New business volume in 2013 increased 10% from 2012 and 35% from 2011, reflecting solid demand across the segments. NACF maintained its strong performance from 2012 and continued to expand in newer initiatives such as real estate lending. TIF new business volume primarily reflects scheduled aircraft and railcar deliveries, and 2013 also reflects maritime finance lending. NSP was down from 2012, reflecting lower new business volume due to the sale of the Dell portfolio and international platform rationalization.

Portfolio purchases mainly consisted of a commercial loan portfolio purchased by the Bank and reflected in NACF and a portfolio in TIF.

Loan and portfolio sales had been trending down in 2012 and 2011, as we had been very active optimizing the balance sheet and selling non-strategic assets. The increase in 2013 reflected sales of sub-scale platforms associated with our international platform rationalization efforts and approximately $470 million of Dell Europe receivables in NSP.

Equipment sales in TIF consisted of aerospace and rail assets in conjunction with its portfolio management activities. NSP sales included Dell Europe assets in 2013 and 2012 and Dell Canada assets in 2011.

Portfolio activities are discussed in the respective segment descriptions in “Results by Business Segment”.

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CONCENTRATIONS

Ten Largest Accounts

Our ten largest financing and leasing asset accounts in the aggregate represented 9.8% of our total financing and leasing assets at December 31, 2013 (the largest account was less than 2.0%). The largest accounts represent TIF (airlines and rail) assets.

The ten largest financing and leasing asset accounts were 9.8% at December 31, 2012 and 11.2% at December 31, 2011.

Geographic Concentrations

The following table represents the financing and leasing assets by obligor geography:

Financing and Leasing Assets by Obligor - Geographic Region (dollars in millions)
	December 31, 2013		December 31, 2012		December 31, 2011
Northeast	$5,933.1	18.2%	$4,495.4	14.9%	$3,701.3	13.3%
Midwest	3,762.5	11.5%	3,970.9	13.2%	3,741.5	13.4%
West	3,238.6	9.9%	3,092.9	10.2%	3,187.4	11.4%
Southwest	3,606.9	11.1%	3,090.8	10.2%	3,278.0	11.7%
Southeast	2,690.2	8.2%	2,612.9	8.7%	1,630.3	5.9%
Total U.S.	19,231.3	58.9%	17,262.9	57.2%	15,538.5	55.7%
Asia / Pacific	4,017.9	12.3%	3,790.0	12.5%	3,337.9	12.0%
Europe	3,692.4	11.3%	3,386.7	11.2%	2,989.1	10.7%
Canada	2,287.0	7.0%	2,255.1	7.5%	2,596.1	9.3%
Latin America	1,743.1	5.3%	1,934.3	6.4%	1,764.1	6.3%
All other countries	1,696.3	5.2%	1,580.6	5.2%	1,687.2	6.0%
Total	$32,668.0	100.0%	$30,209.6	100.0%	$27,912.9	100.0%

The following table summarizes both state concentrations greater than 5.0% and international country concentrations in excess of 1.0% of our financing and leasing assets:

Financing and Leasing Assets by Obligor - State and Country (dollars in millions)
	December 31, 2013		December 31, 2012		December 31, 2011
State
Texas	$3,022.4	9.3%	$2,466.2	8.2%	$1,738.9	6.2%
New York	2,323.3	7.1%	1,836.1	6.1%	1,487.4	5.3%
California	1,609.6	4.9%	1,568.7	5.2%	1,529.3	5.5%
All other states	12,276.0	37.6%	11,391.9	37.7%	10,782.9	38.7%
Total U.S.	$19,231.3	58.9%	$17,262.9	57.2%	$15,538.5	55.7%
Country
Canada	$2,287.0	7.0%	$2,255.1	7.5%	$2,596.1	9.3%
England	1,166.5	3.6%	941.9	3.1%	754.2	2.7%
Australia	974.4	3.0%	1,041.8	3.5%	1,013.4	3.6%
China	969.1	2.9%	1,113.5	3.7%	959.0	3.4%
Mexico	819.9	2.5%	940.5	3.1%	856.7	3.1%
Brazil	710.3	2.2%	685.6	2.3%	574.6	2.1%
South Korea	459.9	1.4%	376.7	1.2%	290.5	1.0%
Spain	450.7	1.4%	459.1	1.5%	445.7	1.6%
Russia	355.9	1.1%	322.9	1.1%	94.9	0.3%
Taiwan	343.4	1.1%	4.9	-	5.9	-
All other countries	4,899.6	15.0%	4,804.7	15.9%	4,783.4	17.2%
Total International	$13,436.7	41.1%	$12,946.7	42.9%	$12,374.4	44.3%

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Cross-Border Transactions

Cross-border transactions reflect monetary claims on borrowers domiciled in foreign countries and primarily include cash deposited with foreign banks and receivables from residents of a foreign country, reduced by amounts funded in the same currency and recorded in the same jurisdiction. The following table includes all countries that we have cross-border claims of 0.75% or greater of total consolidated assets at December 31, 2013:

Cross-border Outstandings as of December 31 (dollars in millions)
	2013						2012		2011
Country	Banks(**)	Government	Other	Net Local Country Claims	Total Exposure	Exposure as a Percentage of Total Assets	Total Exposure	Exposure as a Percentage of Total Assets	Total Exposure	Exposure as a Percentage of Total Assets
Canada	$79	$-	$203	$1,502	$1,784	3.78%	$1,285.0	2.92%	$2,079	4.59%
United Kingdom	410	1	128	778	1,317	2.79%	449.0	1.02%	(*)	-
China	-	-	97	784	881	1.87%	335.0	0.76%	360	0.80%
France	2	2	558	24	586	1.24%	566.0	1.29%	443	0.98%
Germany	134	191	98	19	442	0.94%	(*)	-	570	1.26%
Mexico	-	-	31	375	406	0.86%	(*)	-	(*)	-
Netherlands	-	-	-	-	(*)	-	364.0	0.83%	(*)	-

(*) - Cross-border outstandings were less than 0.75% of total consolidated assets

(**) - Claims from Bank counterparts include claims outstanding from derivative products.

Industry Concentrations

The following table represents financing and leasing assets by industry of obligor:

Financing and Leasing Assets by Obligor - Industry (dollars in millions)
	December 31, 2013		December 31, 2012		December 31, 2011
Commercial airlines (including regional airlines)(1)	$8,972.4	27.5%	$9,039.2	29.9%	$8,844.7	31.7%
Manufacturing(2)	5,542.1	17.0%	5,107.6	16.9%	4,420.7	15.8%
Service industries	3,144.3	9.6%	3,057.1	10.1%	2,804.9	10.0%
Retail(3)	3,063.1	9.4%	3,010.7	10.0%	3,252.7	11.7%
Transportation(4)	2,404.2	7.4%	2,277.9	7.5%	2,117.8	7.6%
Healthcare	1,393.1	4.3%	1,466.7	4.9%	1,699.4	6.1%
Real Estate	1,351.4	4.1%	694.5	2.3%	23.0	0.1%
Energy and utilities	1,256.7	3.8%	992.8	3.3%	779.3	2.8%
Oil and gas extraction / services	1,018.7	3.1%	718.7	2.4%	444.4	1.6%
Finance and insurance	760.1	2.3%	697.3	2.3%	728.2	2.6%
Other (no industry greater than 2%)	3,761.9	11.5%	3,147.1	10.4%	2,797.8	10.0%
Total	$32,668.0	100.0%	$30,209.6	100.0%	$27,912.9	100.0%

(1) Includes the Commercial Aerospace Portfolio and additional financing and leasing assets that are not commercial aircraft.

(2) At December 31, 2013, includes petroleum and coal, including refining (2.8%),manufacturers of chemicals, including pharmaceuticals (2.7%), and food (1.8%).

(3) At December 31, 2013, includes retailers of apparel (3.3%) and general merchandise (1.9%).

(4) At December 31, 2013, includes rail (3.7%), trucking and shipping (1.4%) and maritime (1.1%).

Operating Lease Equipment

As detailed in the following tables, at December 31, 2013, TIF had 270 commercial aircraft, and approximately 105,000 railcars and approximately 350 locomotives on operating lease. We also have commitments to purchase aircraft and railcars, as disclosed in Item 8. Financial Statements and Supplementary Data, Note 20 — Commitments.

Aircraft Type	Owned Fleet	Order Book
Airbus A319/320/321	134	60
Airbus A330	32	9
Airbus A350	–	15
Boeing 737	73	48
Boeing 757	8	–
Boeing 767	6	–
Boeing 787	–	10
Embraer 175	4	–
Embraer 190/195	11	5
Other	2	–
Total	270	147

Railcar Type	Owned Fleet	Order Book
Covered Hoppers	42,753	27
Tank Cars	21,513	7,487
Coal	12,507	–
Mill/Coil Gondolas	12,298	–
Boxcars	8,613	–
Flatcars	4,807	–
Locomotives	348	–
Other	2,710	–
Total	105,549	7,514

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On January 31, 2014, CIT acquired Nacco, an independent full service railcar lessor in Europe, including more than 9,500 railcars, consisting of tank cars, flat cars, gondolas and hopper cars.

Commercial Aerospace

The following tables present detail on our commercial and regional aerospace portfolio concentrations, which we call our Commercial Aerospace portfolio. The net investment in regional aerospace financing and leasing assets were $52.1 million, $79.8 million and $85.0 million at December 31, 2013 and 2012 and 2011, respectively; and were substantially comprised of loans and capital leases.

The information presented below by region, manufacturer, and body type, is based on our operating lease aircraft portfolio which comprises 94% of our total commercial aerospace portfolio and substantially all of our owned fleet of leased aircraft at December 31, 2013.

Commercial Aerospace Portfolio (dollars in millions)

	December 31, 2013		December 31, 2012		December 31, 2011
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Product:
Operating lease(1)	$8,379.3	270	$8,238.8	268	$8,243.0	265
Loan(2)	505.3	39	666.7	64	394.3	52
Capital lease	31.7	8	40.4	10	61.8	11
Total	$8,916.3	317	$8,945.9	342	$8,699.1	328

Commercial Aerospace Operating Lease Portfolio (dollars in millions)(1)

	December 31, 2013		December 31, 2012		December 31, 2011
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Region:
Asia / Pacific	$3,065.1	81	$3,071.3	83	$2,986.0	82
Europe	2,408.8	91	2,343.2	86	2,270.6	79
U.S. and Canada	1,276.5	43	1,049.9	38	1,041.9	37
Latin America	940.3	38	1,020.2	42	1,007.1	43
Africa / Middle East	688.6	17	754.2	19	937.4	24
Total	$8,379.3	270	$8,238.8	268	$8,243.0	265
By Manufacturer:
Airbus	$5,899.1	167	$5,602.6	162	$5,566.4	158
Boeing	2,038.7	87	2,301.0	94	2,515.2	102
Embraer	441.5	16	324.8	12	147.4	5
Other	-	-	10.4	-	14.0	-
Total	$8,379.3	270	$8,238.8	268	$8,243.0	265
By Body Type(3):
Narrow body	$6,080.6	230	$5,966.6	227	$5,868.3	225
Intermediate	2,297.3	39	2,222.6	39	2,312.5	39
Wide body	-	-	37.5	1	48.4	1
Regional and other	1.4	1	12.1	1	13.8	-
Total	$8,379.3	270	$8,238.8	268	$8,243.0	265
Number of customers		98		97		97
Weighted average age of fleet (years)		5		5		5

(1)	Includes operating lease equipment held for sale.
(2)	Plane count excludes aircraft in which our net investment consists of syndicated financings against multiple aircraft. The net investment associated with such financings was $45 million at December 31, 2013, $50.2 million at December 31, 2012, and none at December 31, 2011.
(3)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series, Airbus A320 series, and Embraer E170 and E190 aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design, such as Boeing 747 and 777 series aircraft. Regional and Other includes aircraft and related equipment, such as engines.
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Our top five commercial aerospace outstanding exposures totaled $1,891.1 million at December 31, 2013. The largest individual outstanding exposure totaled $632.1 at December 31, 2013. The largest individual outstanding exposure to a U.S. carrier totaled $348.6 million at December 31, 2013. See Note 20 — Commitments for additional information regarding commitments to purchase additional aircraft.

RISK MANAGEMENT

CIT is subject to a variety of risks that may arise through the Company’s business activities, including the following principal forms of risk:

•	Credit risk, which is the risk of loss (including the incurrence of additional expenses) when a borrower does not meet its financial obligations to the Company. Credit risk may arise from lending, leasing, and/or counterparty activities.
•	Asset risk, which is the equipment valuation and residual risk of lease equipment owned by the Company that arises from fluctuations in the supply and demand for the underlying leased equipment. The Company is exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in either reduced future lease income over the remaining life of the asset or a lower sale value.
•	Market risk, which includes interest rate and foreign currency risk. Interest rate risk refers to the impact that fluctuations in interest rates will have on the Company’s net finance revenue and on the market value of the Company’s assets, liabilities and derivatives. Foreign exchange risk refers to the economic impact that fluctuations in exchange rates between currencies will have on the Company’s non-dollar denominated assets and liabilities.
•	Liquidity risk, which is the risk that the Company has an inability to maintain adequate cash resources and funding capacity to meet its obligations, including under liquidity stress scenarios.
•	Legal, regulatory and compliance risk, which is the risk that the Company is not in compliance with applicable laws and regulations, which may result in fines, regulatory criticism or business restrictions, or damage to the Company’s reputation.
•	Operational risk, which is the risk of financial loss, damage to the Company’s reputation, or other adverse impacts resulting from inadequate or failed internal processes and systems, people or external events.

In order to effectively manage risk, the Company has established a governance and oversight structure that includes defining the Company’s risk appetite, setting limits, underwriting standards and target performance metrics that are aligned with the risk appetite, and establishing credit approval authorities. The Company ensures effective risk governance and oversight through the establishment and enforcement of policies and procedures, risk governance committees, management information systems, models and analytics, staffing and training to ensure appropriate expertise, and the identification, monitoring and reporting of risks so that they are proactively managed.

GOVERNANCE AND SUPERVISION

CIT has established a risk appetite framework to facilitate the identification and management of the Company’s various risks. The risk appetite framework begins with a risk appetite statement approved by the Board of Directors (the “Board”). The risk appetite statement qualitatively and quantitatively defines CIT’s risk appetite and serves as a basis for more detailed risk tolerance limits established by the Risk Management Committee (“RMC”) of the Board and applicable management-level committees.

In addition to the risk appetite statement and risk tolerance limits, a third key component of the CIT risk appetite framework is a governance and oversight structure to effectively monitor, manage and mitigate the risks faced by CIT. The governance and oversight structure includes established approval and reporting lines for the risk appetite statement and risk tolerance limits, as well as various risk management tools (e.g. underwriting standards, credit authorities, key risk indicators, etc.). Various management-level governance committees have been organized to ensure appropriate approval, monitoring and reporting of various risks. These committees derive authority from the Board through the RMC.

The RMC oversees the major risks inherent to CIT’s business activities and the control processes with respect to such risks. The Chief Risk Officer (“CRO”) supervises CIT’s risk management functions through the Risk Management Group (“RMG”) and reports regularly to the RMC on the status of CIT’s risk management program. Within the RMG, officers with reporting lines to the CRO supervise and manage groups and departments with specific risk management responsibilities.

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The Credit Risk Management (“CRM”) group manages and approves all credit risk throughout CIT. This group is managed by the Chief Credit Officer (“CCO”), and includes the heads of credit for each business, the head of Problem Loan Management, Credit Control and Credit Administration. The CCO chairs several key governance committees, including the Corporate Credit Committee (“CCC”), Corporate Credit Governance Committee, Credit Policy Committee and Criticized Asset Committee.

The Enterprise Risk Management (“ERM”) group is responsible for oversight of asset risk, market risk, liquidity risk and operational risk. ERM works in conjunction with our Treasury Department and Asset Liability Committee (“ALCO”) in the management of market and liquidity risks. ERM is also responsible for risk management processes relating to risk model development and monitoring, credit analytics and risk data and reporting. An independent model validation group reports directly to the CRO.

Loan Risk Review (“LRR”) is an independent oversight function which is responsible for performing internal credit related asset reviews for the organization as well as the ongoing monitoring, testing, and measurement of credit quality and credit process risk in enterprise-wide lending and leasing activities. LRR reports to the RMC of the Board and administratively into the CRO.

The Compliance function reports to the Audit Committee of the Board and administratively into the CRO. Regulatory Relations reports to Internal Audit Services (“IAS”) and the Chief Audit Executive. The Audit Committee and the Regulatory Compliance Committee (formerly the Special Compliance Committee) of the Board oversee financial, legal, compliance, regulatory and audit risk management practices.

CIT’s governance framework includes a suite of risk monitoring tools. These tools provide a comprehensive assessment of CIT’s risks, enabling Senior Management and the Board to continually evaluate the Company’s risk profile and act to mitigate risk when warranted.

CREDIT RISK

Lending Risk

The extension of credit through our lending and leasing activities is the fundamental purpose of our businesses. As such, CIT’s credit risk management process is centralized in the RMG, reporting into the CRO through the CCO. This group establishes the Company’s underwriting standards, approves all extensions of credit, and is responsible for portfolio management, including credit grading and problem loan management. RMG reviews and monitors credit exposures to identify, as early as possible, customers that are experiencing declining creditworthiness or financial difficulty. The CCO evaluates reserves through our Allowance for Loan and Lease Losses (“ALLL”) process for performing loans and non-accrual loans, as well as establishing nonspecific reserves to cover losses inherent in the portfolio. CIT’s portfolio is managed by setting limits and target performance metrics, and monitoring risk concentrations by borrower, industry, geography and equipment type. We set or modify Risk Acceptance Criteria (underwriting standards) as conditions warrant, based on borrower risk, collateral, industry risk, portfolio size and concentrations, credit concentrations and risk of substantial credit loss. We evaluate our collateral and test for asset impairment based upon collateral value and projected cash flows and relevant market data with any impairment in value charged to earnings.

Using our underwriting policies, procedures and practices, combined with credit judgment and quantitative tools, we evaluate financing and leasing assets for credit and collateral risk during the credit decisioning process and after the advancement of funds. We set forth our underwriting parameters based on: (1) Target Market Definitions, which delineate risk by market, industry, geography and product, (2) Risk Acceptance Criteria, which detail acceptable structures, credit profiles and risk-adjusted returns, and (3) through our Corporate Credit Policies. We capture and analyze credit risk based on probability of obligor default (“PD”) and loss given default (“LGD”). PD is determined by evaluating borrower creditworthiness, including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. LGD ratings, which estimate loss if an account goes into default, are predicated on transaction structure, collateral valuation and related guarantees (including recourse to manufacturers, dealers or governments).

We have executed derivative transactions with our customers in order to help them mitigate their interest rate and currency risks. We typically enter into offsetting derivative transactions with third parties in order to neutralize CIT’s exposure to these customer related derivative transactions. The counterparty credit exposure related to these transactions is monitored and evaluated as part of our credit risk management process.

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Commercial Lending and Leasing. Commercial credit management begins with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including normal collection, recovery of past due balances and liquidating underlying collateral.

Credit personnel review potential borrowers’ financial condition, results of operations, management, industry, business model, customer base, operations, collateral and other data, such as third party credit reports and appraisals, to evaluate the potential customer’s borrowing and repayment ability. Transactions are graded by PD and LGD, as described above. Credit facilities are subject to our overall credit approval process and underwriting guidelines and are issued commensurate with the credit evaluation performed on each prospective borrower, as well as portfolio concentrations. Credit personnel continue to review the PD and LGD periodically. Decisions on continued creditworthiness or impairment of borrowers are determined through these periodic reviews.

Small-Ticket Lending and Leasing. For small-ticket lending and leasing transactions, we employ automated credit scoring models for origination (scorecards) and for re-grading (auto re-grade algorithms). These are supplemented by business rules and expert judgment. The models evaluate, among other things, financial performance metrics, length of time in business, industry category and geography, and are used to assess a potential borrower’s credit standing and repayment ability, including the value of collateral. We utilize external credit bureau scoring, when available, and behavioral models, as well as judgment in the credit adjudication, evaluation and collection processes.

We evaluate the small-ticket leasing portfolio using delinquency vintage curves and other tools to analyze trends and credit performance by transaction type, including analysis of specific credit characteristics and selected subsets of the portfolios. Adjustments to credit scorecards, auto re-grading algorithms, business rules and lending programs are made periodically based on these evaluations. Individual underwriters are assigned credit authority based upon experience, performance and understanding of underwriting policies of small-ticket leasing operations. A credit approval hierarchy is enforced to ensure that an underwriter with the appropriate level of authority reviews applications.

Counterparty Risk

We enter into interest rate and currency swaps and foreign exchange forward contracts as part of our overall risk management practices. We establish limits and evaluate and manage the counterparty risk associated with these derivative instruments through our RMG.

The primary risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform financial obligations under the derivative contract. We control credit risk of derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

The CCC, in conjunction with ERM, approves each counterparty and establishes exposure limits based on credit analysis of each counterparty. Derivative agreements entered into for our own risk management purposes are generally entered into with major financial institutions rated investment grade by nationally recognized rating agencies.

We also monitor and manage counterparty credit risk related to our cash and short-term investment portfolio.

ASSET RISK

Asset risk in our leasing business is evaluated and managed in the business units and overseen by RMG. Our business process consists of: (1) setting residual values at transaction inception, (2) systematic residual value reviews, and (3) monitoring actual levels of residual realizations. Residual realizations, by business and product, are reviewed as part of our quarterly financial and asset quality review. Reviews for impairment are performed at least annually.

The RMG teams closely follow the air and rail markets; monitoring traffic flows, measuring supply and demand trends, and evaluating the impact of new technology or regulatory requirements on supply and demand for different types of equipment. Demand for both passenger and freight equipment is highly correlated with GDP growth trends for the markets the equipment serves as well as the more immediate conditions of those markets. Due to the moveable nature of commercial air equipment, air markets are global, while for CIT, the rail market is primarily centered in North America. So cyclicality in the economy and shifts in travel and trade flows from specific events (e.g., natural disasters, conflicts, political upheaval, disease, terrorism) represent risks to the earnings that are realized by these businesses. CIT mitigates these risks by maintaining young fleets of assets with wide operator bases so that our assets can maintain attractive lease and utilization rates.

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MARKET RISK

We monitor exposure to market risk by analyzing the impact of potential interest rate and foreign exchange rate changes on financial performance. We consider factors such as customer prepayment trends and repricing characteristics of assets and liabilities. Our asset-liability management system provides sophisticated analytical capabilities to assess and measure the effects of various market rate scenarios upon the Company’s financial performance.

Interest Rate Risk

We evaluate and monitor interest rate risk through two primary metrics.

•	Net Interest Income Sensitivity (“NII Sensitivity”), which measures the impact of hypothetical changes in interest rates on net finance revenue; and
•	Economic Value of Equity (“EVE”), which measures the net economic value of equity by assessing the market value of assets, liabilities and derivatives.

A wide variety of potential interest rate scenarios are simulated within our asset/liability management system. All interest sensitive assets and liabilities are evaluated using discounted cash flow analysis. Rates are shocked up and down via a set of scenarios that include both parallel and non-parallel interest rate movements. Scenarios are also run to capture our sensitivity to changes in the shape of the yield curve. Furthermore, we evaluate the sensitivity of these results to a number of key assumptions, such as credit quality, spreads, and prepayments. Various holding periods of the operating lease assets are also considered. These range from the current existing lease term to longer terms which assume lease renewals consistent with management’s expected holding period of a particular asset. NII Sensitivity and EVE limits have been set and are monitored for certain of the key scenarios.

The table below summarizes the results of simulation modeling produced by our asset/liability management system. The results reflect the percentage change in the EVE and NII Sensitivity over the next twelve months assuming an immediate 100 basis point parallel increase or decrease in interest rates. This year’s NII Sensitivity metrics reflect an increased level of net interest income consistent with reported results. The following amounts reflect the simulation results on our portfolio at that time, which included the student lending business.

	December 31, 2013		December 31, 2012
	+100 bps	–100 bps	+100 bps	–100 bps
NII Sensitivity	6.1%	(0.9)%	7.6%	(1.9)%
EVE	1.8%	(2.0)%	1.8%	(1.4)%

Our portfolio is in a slight asset-sensitive position, mostly to moves in LIBOR, whereby our assets will reprice faster than our liabilities. This is primarily driven by our commercial floating rate loan portfolio and short-term cash and investment position. As a result, our current portfolio is more sensitive to moves in short-term interest rates in the near term, and therefore our net finance margin may increase if short-term interest rates rise, or decrease if short-term interest rates decline. Furthermore, the duration, or price sensitivity, of our liabilities is greater than that of our assets causing EVE to increase under increasing rates and decrease under decreasing rates. The methodology with which the operating lease assets are assessed in the table above reflects the existing contractual rental cash flows and the expected residual value at the end of the existing contract term. The simulation modeling for both NII Sensitivity and EVE assumes we take no action in response to the changes in interest rates.

Although we believe that these measurements provide an estimate of our interest rate sensitivity, they do not account for potential changes in credit quality, size, and prepayment characteristics of our balance sheet. They also do not account for other business developments that could affect net income, or for management actions that could affect net income or that could be taken to change our risk profile. Accordingly, we can give no assurance that actual results would not differ materially from the estimated outcomes of our simulations. Further, such simulations do not represent our current view of expected future interest rate movements.

Foreign Currency Risk

We seek to hedge the transactional exposure of our non-dollar denominated activities, comprised of foreign currency loans and leases to foreign entities, through local currency borrowings. To the extent such borrowings were unavailable, we have utilized derivative instruments (foreign currency exchange forward contracts and cross currency swaps) to hedge our non-dollar denominated activities. Additionally, we have utilized derivative instruments to hedge the translation exposure of our net investments in foreign operations.

Our non-dollar denominated loans and leases are now largely funded with U.S. dollar denominated debt and equity which, if unhedged, would cause foreign currency transactional and translational exposures. We target to hedge these exposures

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through derivative instruments. Approved limits are monitored to facilitate the management of our foreign currency position. Included among the limits are guidelines which measure both transactional and translational exposure based on potential currency rate scenarios. Unhedged exposures may cause changes in earnings or the equity account.

LIQUIDITY RISK

Our liquidity risk management and monitoring process is designed to ensure the availability of adequate cash resources and funding capacity to meet our obligations. Our overall liquidity management strategy is intended to ensure ample liquidity to meet expected and contingent funding needs under both normal and stress environments. Consistent with this strategy, we maintain large pools of cash and highly liquid investments. Additional sources of liquidity include the Amended and Restated Revolving Credit and Guaranty Agreement, (the “Revolving Credit Facility”); other committed financing facilities and cash collections generated by portfolio assets originated in the normal course of business.

We utilize a series of measurement tools to assess and monitor the level and adequacy of our liquidity position, liquidity conditions and trends. The primary tool is a cash forecast designed to identify material movements in cash flows. Stress scenarios are applied to measure the resiliency of the liquidity position and to identify stress points requiring remedial action. Also included among our liquidity measurement tools is an early warning system (summarized on a liquidity scorecard) that monitors key macro-environmental and company specific metrics that serve as early warning signals of potential impending liquidity stress events. The scorecard gauges the likelihood of a liquidity stress event by evaluating metrics that reflect: cash liquidity coverage of funding requirements; elevated funding needs; capital and liquidity at risk; funding sources at risk and market indicators. The scorecard contains a short-term liquidity assessment which is derived objectively via a quantitative measurement of each metric’s severity and overall impact on liquidity. Assessments below defined thresholds trigger contingency funding actions, which are detailed in the Company’s Contingency Funding Plan.

Integral to our liquidity management practices is our contingency funding plan, which outlines actions and protocols under liquidity stress conditions, whether they are idiosyncratic or systemic in nature. The objective of the plan is to ensure an adequately sustained level of liquidity under stress conditions.

LEGAL, REGULATORY AND COMPLIANCE RISK

Corporate Compliance is an independent function responsible for maintaining an enterprise-wide compliance risk management program commensurate with the size, scope and complexity of our businesses, operations, and the countries in which we operate. The Compliance function (1) oversees programs and processes to evaluate and monitor compliance with laws and regulations pertaining to our business, (2) tests the adequacy of the compliance control environment in each business, and (3) monitors and promotes compliance with the Company’s ethical standards as set forth in our Code of Business Conduct and compliance policies. The Company, under the leadership of its executive management and the Board of Directors, maintains a strong and prominent compliance culture across the Company.

The Compliance function provides leadership, guidance and oversight to help business units and staff functions identify applicable laws and regulations and implement effective measures to meet the requirements and mitigate the risk of violations of or failures to meet our legal and regulatory obligations.

The global compliance risk management program includes training (in collaboration with a centralized Learning and Development team within Human Resources), testing, monitoring, risk assessment, and other disciplines necessary to effectively manage compliance and regulatory risks. The Company relies on subject matter experts in the areas of privacy, sanctions, anti-money laundering, anti-corruption compliance and other areas typically addressed by BHCs with complex profiles.

Corporate Compliance has implemented comprehensive compliance policies and procedures and employs Business Unit Compliance Officers and Regional Compliance Officers who work with each business to advise business staff and leadership in the prudent conduct of business within a regulated environment and within the requirements of law, rule, regulation and the control environment we maintain to minimize the risk of violations or other adverse outcomes. They advise business leadership and staff with respect to the implementation of procedures to operationalize compliance policies and other requirements. Corporate Compliance also provides and monitors adherence to mandatory employee compliance training programs in collaboration with the Learning and Development team.

Corporate Compliance, led by the Chief Compliance Officer, is responsible for setting the overall global compliance framework and standards, using a risk based approach to identify and manage key compliance obligations and risks. The head

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of each business and staff function is responsible for ensuring compliance within their respective areas of authority. Corporate Compliance, through the Chief Compliance Officer, reports administratively to the CRO and to the Chairperson of the Audit Committee of the Board of Directors.

OPERATIONAL RISK

Operational Risk may result from fraud by employees or persons outside the Company, transaction processing errors, employment practices and workplace safety issues, unintentional or negligent failure to meet professional obligations to clients, business interruption due to system failures, or other external events.

Operational risk is managed within individual business units. The head of each business and functional area is responsible for maintaining an effective system of internal controls to mitigate operational risks. The business segment Chief Operating Officers (“COO”) designate Operational Risk Managers responsible for implementation of the Operational Risk framework programs. The Enterprise Operational Risk function provides oversight in managing operational risk, designs and supports the enterprise-wide Operational Risk framework programs, promotes awareness by providing training to employees and Operational Risk Managers within business units and functional areas. Additionally, Enterprise Operational Risk maintains the Loss Data Collection and Risk Assessment programs. CIT’s IAS monitors and tests the overall effectiveness of internal control and operational systems on an ongoing basis and reports results to senior management and to the Audit Committee of the Board. Oversight of the operational risk management function is provided by RMG, the RMC, the Enterprise Risk Committee and the Operational and Information Technology Risk Working Group.

FUNDING AND LIQUIDITY

CIT actively manages and monitors its funding and liquidity sources against relevant limits and targets. These sources satisfy funding and other operating obligations, while also providing protection against unforeseen stress events like unanticipated funding obligations, such as customer line draws, or disruptions to capital markets or other funding sources. In addition to its unrestricted cash, short-term investments and portfolio cash inflows, liquidity sources include:

•	a $2 billion multi-year committed revolving credit facility, of which $1.9 billion was available at December 31, 2013 (see below for 2014 amendment of this facility to reduce the total commitment amount); and
•	committed securitization facilities and secured bank lines aggregating $4.7 billion, of which $2.1 billion was available at December 31, 2013, provided that eligible assets are available that can be funded through these facilities.

Asset liquidity is further enhanced by our ability to sell or syndicate portfolio assets in secondary markets, which also enables us to manage credit exposure, and to pledge assets to access secured borrowing facilities through the Federal Home Loan Banks (“FHLB”) and FRB.

Cash and short-term investment securities totaled $7.5 billion at December 31, 2013 ($6.0 billion of cash and $1.5 billion of short-term investments), essentially unchanged from $7.5 billion at December 31, 2012 and down from $8.3 billion at December 31, 2011. Cash and short-term investment securities at December 31, 2013 consisted of $3.4 billion related to the bank holding company and $2.5 billion at the Bank with the remainder comprised of cash at operating subsidiaries and in restricted balances.

Included in short-term investment securities are U.S. Treasury bills, Government Agency bonds, and other highly-rated securities, which were classified as AFS and had maturity dates of approximately 90 days or less as of the investment date. We also have approximately $0.7 billion of securities that are classified as HTM, and although their maturity is less than 90 days, they are not included in the above short-term investment securities. This investment matures prior to the $1.3 billion of series debt that matures on April 1, 2014. We anticipate continued investment of our cash in various types of liquid, high-grade investments.

As a result of our continued funding and liability management initiatives, we reduced the weighted average coupon rates on outstanding deposits and long-term borrowings to 3.33% at December 31, 2013 from 3.52% and 5.29% at December 31, 2012 and December 31, 2011, respectively. We also continued to make progress towards achieving our long term targeted funding mix as detailed in the following table:

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Funding Mix at December 31 (dollars in millions)
	Target(1)	2013	2012	2011
Deposits	35%-45%	40%	35%	22%
Secured	25%-35%	19%	23%	78%
Unsecured	25%-35%	41%	42%	-

(1) The target ranges were as of December 31, 2013 and do not reflect the impact of discontinued operation presentation. The Company is re-assessing these ranges.

Deposits

We continued to grow our deposits during 2013 to fund our bank lending and leasing activities. Deposits totaled $12.5 billion at December 31, 2013, up from $9.7 billion at December 31, 2012 and $6.2 billion at December 31, 2011. The weighted average interest rate on deposits was 1.65% at December 31, 2013, down from 1.75% at December 31, 2012 and 2.68% at December 31, 2011.

The following table details our deposits by type:

Deposits at December 31 (dollars in millions)
	2013	2012	2011
Online deposits	$6,117.5	$4,643.4	$341.1
Brokered CDs / sweeps	5,365.4	4,251.6	5,377.4
Other(1)	1,043.6	789.5	475.2
Total	$12,526.5	$9,684.5	$6,193.7

(1) Other primarily includes a deposit sweep arrangement related to Healthcare Savings Accounts and deposits at our Brazil bank.

Long-term Borrowings – Unsecured

Revolving Credit Facility

The Revolving Credit Facility was amended in January 2014 to reduce the total commitment amount from $2.0 billion to $1.5 billion and to extend the maturity date of the commitments to January 27, 2017. The total commitment amount now consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The applicable margin charged under the facility was unchanged; 2.50% for LIBOR loans and 1.50% for Base Rate loans. Further improvement in CIT’s long-term senior unsecured, non-credit enhanced debt ratings to either BB by S&P or Ba2 by Moody’s would result in a reduction in the applicable margin to 2.25% for LIBOR based loans and to 1.25% for Base Rate loans.

On the closing date, no amounts were drawn under the Revolving Credit Facility. However, there was approximately $0.1 billion utilized for the issuance of letters of credit. Any amounts drawn under the facility will be used for general corporate purposes.

The Revolving Credit Facility is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility was amended to modify the covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The amended covenant requires a minimum guarantor asset coverage ratio ranging from 1.25:1.0 to 1.5:1.0 depending on the Company’s long-term senior unsecured, non-credit enhanced debt rating. As at the Closing Date, the applicable minimum guarantor asset coverage ratio was 1.5:1.0.

Senior Unsecured Notes and Series C Unsecured Notes

At December 31, 2013, we had outstanding $12.5 billion of unsecured notes, compared to $11.8 billion at December 31, 2012. On August 1, 2013, CIT issued $750 million aggregate principal amount of senior unsecured notes due 2023 (the “Notes”) that bear interest at a per annum rate of 5.00%. The Notes were priced at 99.031% of the principal amount to yield 5.125% per annum. In 2012, CIT raised nearly $10 billion of term unsecured debt with an average maturity of approximately 6 years and a weighted average coupon of approximately 5%. During 2012, CIT eliminated or refinanced $15.2 billion of high cost debt ($8.8 billion of 7% Series C Notes and $6.5 billion of 7% Series A Notes).

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See Note 29 — Subsequent Events related to an issuance on February 19, 2014 of $1 billion of senior unsecured notes and Note 9 — Long-term Borrowings for further detail.

InterNotes Retail Note Program

During 2013, we redeemed at par the remaining $61 million of callable senior unsecured notes issued under CIT’s InterNotes retail note program (“InterNotes”) that resulted in the acceleration of $26 million of FSA interest expense. The weighted average coupon on the InterNotes was approximately 6.1%.

Long-term Borrowings – Secured

Secured borrowings totaled $6.0 billion at December 31, 2013, compared to $6.5 billion at December 31, 2012.

During the 2013 fourth quarter, CIT Bank closed a $750 million equipment lease securitization that had a weighted average coupon of 1.02% and is secured by a pool of U.S. equipment finance receivables. We renewed a $500 million committed secured facility during the third quarter and extended the revolving period by one year to September 2015. During the second quarter CIT renewed a committed multi-year $1 billion U.S. equipment finance conduit facility at CIT Bank and renewed and upsized a committed multi-year U.K. conduit facility to GBP 125 million, both at more attractive terms. In March 2013, CIT closed a CAD 250 million committed multi-year conduit facility that allows the Canadian equipment finance business to fund both existing assets and new originations at attractive terms.

As part of our liquidity management strategy, we may pledge assets to secure financing transactions (which include securitizations), borrowings from the FHLB and for other purposes as required or permitted by law. Our secured financing transactions do not meet accounting requirements for sale treatment and are recorded as secured borrowings, with the assets remaining on-balance sheet for GAAP. The debt associated with these transactions is collateralized by receivables, leases and/or equipment. Certain related cash balances are restricted.

The Bank is a member of the FHLB of Seattle and may borrow under lines of credit with FHLB Seattle that are secured by a blanket lien on the Bank’s assets and collateral pledged to FHLB Seattle. At December 31, 2013, no collateral was pledged and no advances were outstanding with FHLB Seattle. A subsidiary of the Bank is a member of FHLB Des Moines and may borrow under lines of credit with FHLB Des Moines that are secured by a blanket lien on the subsidiary’s assets and collateral pledged to FHLB Des Moines. At December 31, 2013, $46 million of collateral was pledged and $35 million of advances were outstanding with FHLB Des Moines.

See Note 9 — Long-Term Borrowings for a table displaying our secured financings and pledged assets.

GSI Facilities

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives. Pursuant to applicable accounting guidance, only the unutilized portion of the TRS is accounted for as a derivative and recorded at its estimated fair value. The size of the CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

The following includes assets and liabilities of discontinued operation. At December 31, 2013, a total of $3,029 million of assets and secured debt totaling $1,845 million issued to investors was outstanding under the GSI Facilities (including assets and debt reported in discontinued operation of $914 million and $820 million, respectively). After adjustment to the amount of actual qualifying borrowing base under terms of the GSI Facilities, this secured debt provided for usage of $1,640 million of the maximum notional amount of the GSI Facilities. The remaining $485 million of the maximum notional amount represents the unused portion of the GSI Facilities and constitutes the notional amount of derivative financial instruments. Unsecured counterparty receivable of $584 million, net of FSA, is owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to asset-backed securities underlying the structures at December 31, 2013.

The CFL Facility was originally executed on June 6, 2008, and under an October 28, 2009 amendment, the maximum notional amount of the CFL Facility was reduced from $3.0 billion to $2.125 billion. During the first half of 2008, CIT experienced significant constraints on its ability to raise funding through the debt capital markets and access the Company’s historical sources of funding. The CFL Facility provided a swapped rate on qualifying secured funding at a lower cost than available to CIT through other funding sources at the time. The CFL Facility was structured as a TRS to satisfy the specific requirements to obtain this funding commitment from GSI. Pursuant to applicable accounting guidance, only the unutilized portion of the total return swap is accounted for as a derivative and recorded at fair value. Under the terms of the GSI Facilities, CIT raises cash from the issuance of ABS to investors designated by GSI under the total return swap, equivalent to the face amount of the ABS less an adjustment for any OID which equals the market price of the ABS. CIT is also required to

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deposit a portion of the face amount of the ABS with GSI as additional collateral prior to funding ABS through the GSI Facilities.

Amounts deposited with GSI can increase or decrease over time depending on the market value of the ABS and / or changes in the ratings of the ABS. CIT and GSI engage in periodic settlements based on the timing and amount of coupon, principal and any other payments actually made by CIT on the ABS. Pursuant to the terms of the total return swap, GSI is obligated to return those same amounts to CIT plus a proportionate amount of the initial deposit. Simultaneously, CIT is obligated to pay GSI (1) principal in an amount equal to the contractual market price times the amount of principal reduction on the ABS and (2) interest equal to LIBOR times the adjusted qualifying borrowing base of the ABS. On a quarterly basis, CIT pays the fixed facility fee of 2.85% per annum times the maximum facility commitment amount, currently $1.5 billion under the CFL Facility and $625 million under the BV Facility, to GSI.

Valuation of the derivatives related to the GSI Facilities is based on several factors using a discounted cash flow (DCF) methodology, including:

•	CIT’s funding costs for similar financings based on the current market environment;
•	Forecasted usage of the long-dated GSI Facilities through the final maturity date in 2028; and
•	Forecasted amortization, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

Based on the Company’s valuation, we recorded a liability of $10 million and $6 million at December 31, 2013 and 2012, respectively. During 2013 and 2012, we recognized $4 million and $6 million, respectively, as a reduction to other income associated with the change in liability. There was no impact in the year ended December 31, 2011.

Interest expense related to the GSI Facilities is affected by the following:

•	A fixed facility fee of 2.85% per annum times the maximum facility commitment amount,
•	A variable amount based on one-month or three-month USD LIBOR times the “utilized amount” (effectively the “adjusted qualifying borrowing base”) of the total return swap, and
•	A reduction in interest expense due to the recognition of the payment of any OID from GSI on the various asset-backed securities.

See Note 10 — Derivative Financial Instruments for further information.

Debt Ratings

Debt ratings can influence the cost and availability of short-and long-term funding, the terms and conditions on which such funding may be available, the collateral requirements, if any, for borrowings and certain derivative instruments, the acceptability of our letters of credit, and the number of investors and counterparties willing to lend to the Company. A decrease, or potential decrease, in credit ratings could impact access to the capital markets and/or increase the cost of debt, and thereby adversely affect the Company’s liquidity and financial condition.

Our debt ratings at December 31, 2013 as rated by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service (“Moody’s”) and Dominion Bond Rating Service (“DBRS”) are presented in the following table.

Debt Ratings as of December 31, 2013	S&P Ratings Services	Moody’s Investors Service	DBRS
Issuer / Counterparty Credit Rating	BB–	Ba3	BB
Revolving Credit Facility Rating	BB–	Ba3	BBB (Low)
Series C Notes / Senior Unsecured Debt Rating	BB–	Ba3	BB
Outlook	Positive	Stable	Positive

Changes that occurred during 2013 included: (1) on January 8, 2013, Moody’s upgraded our issuer / counterparty credit and Series C/senior unsecured debt rating by one notch to Ba3/Stable from B1/Stable and (2) on February 12, 2013 S&P changed our debt ratings outlook to positive from stable.

Rating agencies indicate that they base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, level and quality of earnings, and the current legislative and regulatory environment, including implied government support. In addition, rating agencies themselves have been subject to scrutiny arising from the financial crisis and could make or be required to make substantial changes to their ratings policies and practices, particularly

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in response to legislative and regulatory changes, including as a result of provisions in Dodd-Frank. Potential changes in the legislative and regulatory environment and the timing of those changes could impact our ratings, which as noted above could impact our liquidity and financial condition.

A debt rating is not a recommendation to buy, sell or hold securities, and the ratings are subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Tax Implications of Cash in Foreign Subsidiaries

Cash and short term investments held by foreign subsidiaries totaled $1.8 billion, including cash available to the BHC and restricted cash, at December 31, 2013, compared to $1.6 billion at both December 31, 2012 and 2011.

In 2011, Management decided to no longer assert its intent to indefinitely reinvest its foreign earnings with limited exceptions in select jurisdictions. This decision was driven by events during the course of the year that culminated in Management’s conclusion that it may need to repatriate foreign earnings to address certain long-term investment and funding strategies. As of December 31, 2013, Management continues to maintain this position with regard to its assertion.

Contractual Payments and Commitments

The following tables summarize significant contractual payments and contractual commitment expirations at December 31, 2013. Certain amounts in the payments table are not the same as the respective balance sheet totals, because this table is based on contractual amounts and excludes FSA discounts, in order to better reflect projected contractual payments. Likewise, actual cash flows could vary materially from those depicted in the payments table as further explained in the table footnotes.

Payments for the Twelve Months Ended December 31(1) (dollars in millions)
	Total	2014	2015	2016	2017	2018+
Secured borrowings(2)	$5,993.1	$1,210.5	$1,439.1	$866.8	$565.3	$1,911.4
Senior unsecured	12,551.4	1,300.0	1,500.0	-	3,000.0	6,751.4
Total Long-term borrowings	18,544.5	2,510.5	2,939.1	866.8	3,565.3	8,662.8
Deposits	12,527.3	5,587.8	2,190.0	766.3	1,947.3	2,035.9
Credit balances of factoring clients	1,336.1	1,336.1	-	-	-	-
Lease rental expense	186.6	31.6	29.5	26.8	23.1	75.6
Total contractual payments	$32,594.5	$9,466.0	$5,158.6	$1,659.9	$5,535.7	$10,774.3

(1) Projected payments of debt interest expense and obligations relating to postretirement programs are excluded.

(2) Includes non-recourse secured borrowings, which are generally repaid in conjunction with the pledged receivable maturities, and excludes debt associated with discontinued operation.

As detailed in the table above, we have $2.8 billion of unsecured debt maturities over the next two years that have an average cost of about 5%. We plan to pay them off in part through cash generating activities at the BHC, including proceeds from sales of assets and platforms, cash on hand and maturing investments.

Commitment Expiration by Twelve Month Periods Ended December 31 (dollars in millions)

	Total	2014	2015	2016	2017	2018+
Financing commitments	$4,325.8	$799.7	$347.5	$1,114.2	$905.2	$1,159.2
Aerospace manufacturer purchase commitments(1)	8,744.5	729.3	1,042.5	959.5	826.4	5,186.8
Rail and other manufacturer purchase commitments	1,054.0	648.9	405.1	–	–	–
Letters of credit	338.2	72.7	8.9	66.2	68.5	121.9
Deferred purchase agreements	1,771.6	1,771.6	–	–	–	–
Guarantees, acceptances and other recourse obligations	3.9	3.9	–	–	–	–
Liabilities for unrecognized tax obligations(2)	320.1	5.0	315.1	–	–	–
Total contractual commitments	$16,558.1	$4,031.1	$2,119.1	$2,139.9	$1,800.1	$6,467.9

(1) Aerospace commitments are net of amounts on deposit with manufacturers.

(2) The balance cannot be estimated past 2015; therefore the remaining balance is reflected in 2015.

Financing commitments increased from $3.3 billion at December 31, 2012 to $4.3 billion at December 31, 2013. This includes commitments that have been extended to and accepted by customers or agents, but on which the criteria for funding have not been completed of $548 million at December 31, 2013 and $325 million at December 31, 2012. Also included are

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Commercial Services credit line agreements with an amount available, net of amount of receivables assigned to us, of $157 million at December 31, 2013.

At December 31, 2013, substantially all our undrawn financing commitments were senior facilities, with approximately 79% secured by equipment or other assets and the remainder comprised of cash flow or enterprise value facilities. Most of our undrawn and available financing commitments are in NACF. The top ten undrawn commitments totaled $381 million at December 31, 2013.

The table above includes approximately $0.9 billion of undrawn financing commitments at December 31, 2013 and $0.6 billion at December 31, 2012 that were not in compliance with contractual obligations, and therefore CIT does not have the contractual obligation to lend.

CAPITAL

Capital Management

CIT manages its capital position to ensure capital is adequate to support the risks of its businesses and capital distributions to its shareholders. CIT uses a complement of capital metrics and related thresholds to measure capital adequacy. The Company takes into account the existing regulatory capital framework and the evolution under the Basel III rules. CIT further evaluates capital adequacy through the enterprise stress testing and economic capital (“ECAP”) approaches, which constitute our internal capital adequacy assessment process (“ICAAP”).

CIT regularly monitors regulatory capital ratios, ECAP measures and liquidity metrics under baseline and stress scenario forecasts to support the capital adequacy assessment process. Regulatory capital ratios indicate CIT’s capital adequacy using regulatory definitions of available capital, such as Tier 1 Capital and Total Risk Based Capital, and regulatory measures of portfolio risk such as risk weighted assets. CIT currently reports regulatory capital under the general risk-based capital rules based on the Basel I framework. Beginning in January 2015, CIT expects to report regulatory capital ratios in accordance with the Basel III Final Rule and to determine risk weighted assets under the Standardized Approach.

ECAP is a probabilistic approach that links capital adequacy to a particular solvency standard consistent with CIT’s risk appetite and expressed as a probability over a one year time horizon. ECAP ratios provide a view of capital adequacy that better takes into account CIT’s specific risks with customized approaches to measure these risks. ECAP evaluates capital adequacy by comparing CIT’s unexpected losses under probabilistically-defined stress events to the Company’s available financial resources, or capital available to absorb losses.

As part of the capital and strategic planning processes, CIT forecasts capital adequacy under baseline and stress scenarios, including the supervisory scenarios provided by the Federal Reserve for consideration in Dodd-Frank Act stress testing. Per the Dodd-Frank Act, both CIT Group and CIT Bank are required to perform annual stress tests as prescribed for institutions with total assets greater than $10 billion but less than $50 billion.

The baseline forecast represents CIT’s expected trajectory of business progression, while the stress scenarios forecast CIT’s capital position under adverse macroeconomic conditions. Scenarios include 9 quarter projections of macroeconomic factors that are used to measure and/or indicate the outlook of specific aspects of the economy. These macroeconomic projections form the basis for CIT’s capital adequacy results presented for each scenario.

Return of Capital

On May 30, 2013, our Board of Directors approved the repurchase of up to $200 million of common stock through December 31, 2013. During 2013, we repurchased over 4 million shares at an average price of $48.27 per share, approximately $193 million. The repurchases were effected via open market purchases and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

On October 21, 2013, the Board of Directors declared a quarterly cash dividend of $0.10 per share on its outstanding common stock. The dividend totaled $20 million and was paid on November 29, 2013 to common shareholders of record on November 15, 2013.

On January 21, 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on February 28, 2014, and the repurchase of up to $307 million of common stock through December 31, 2014, which included the amount that was not used from the 2013 share repurchase.

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Capital Composition and Ratios

The Company is subject to various regulatory capital requirements. CIT’s capital ratios have been consistently above required regulatory ratios and its policy minimums. Capital ratio trends and capital levels reflect growth in underlying assets as well as the FSA impact of accelerated refinancing and repayment of high cost debt. In 2012 and 2011, CIT refinanced or accelerated the repayment of $31 billion of high cost debt. While these actions economically benefited the Company, they resulted in the acceleration of FSA debt discount, thus increasing interest expense and contributed to the net loss.

In the event that management reverses any of our NOL valuation allowance, the benefit to GAAP earnings will be much more noticeable than the impact on our regulatory capital ratios. While total stockholders’ equity in the following table would increase, there would also be an increase in amount of disallowed deferred taxes in the Other Tier 1 components, which would offset most of the benefit.

Tier 1 Capital and Total Capital Components (dollars in millions)

	December 31,
Tier 1 Capital	2013	2012	2011
Total stockholders’ equity	$8,838.8	$8,334.8	$8,883.6
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital	24.2	41.1	54.3
Adjusted total equity	8,863.0	8,375.9	8,937.9
Less: Goodwill	(338.3)	(345.9)	(353.2)
Disallowed intangible assets	(20.3)	(32.7)	(63.6)
Investment in certain subsidiaries	(32.3)	(34.4)	(36.6)
Other Tier 1 components(1)	(32.6)	(68.0)	(58.6)
Tier 1 Capital	8,439.5	7,894.9	8,425.9
Tier 2 Capital
Qualifying reserve for credit losses and other reserves(2)	383.9	402.6	429.9
Less: Investment in certain subsidiaries	(32.3)	(34.4)	(36.6)
Other Tier 2 components(3)	0.1	0.5	–
Total qualifying capital	$8,791.2	$8,263.6	$8,819.2
Risk-weighted assets	$50,571.2	$48,616.9	$44,824.1
BHC Ratios
Tier 1 Capital Ratio	16.7%	16.2%	18.8%
Total Capital Ratio	17.4%	17.0%	19.7%
Tier 1 Leverage Ratio	18.1%	18.3%	18.8%
CIT Bank Ratios
Tier 1 Capital Ratio	16.8%	21.5%	36.5%
Total Capital Ratio	18.1%	22.7%	37.5%
Tier 1 Leverage Ratio	16.9%	20.2%	24.7%

(1)	Includes the portion of net deferred tax assets that does not qualify for inclusion in Tier 1 capital based on the capital guidelines, the Tier 1 capital charge for nonfinancial equity investments and the Tier 1 capital deduction for net unrealized losses on available-for-sale marketable securities (net of tax).
(2)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.
(3)	Banking organizations are permitted to include in Tier 2 Capital up to 45% of net unrealized pre-tax gains on available for sale equity securities with readily determinable fair values.

The regulatory capital guidelines currently applicable to the Company are based on the Capital Accord of the Basel Committee on Banking Supervision (Basel I). We compute capital ratios in accordance with Federal Reserve capital guidelines for assessing adequacy of capital. To be well capitalized, a BHC generally must maintain Tier 1 and Total Capital Ratios of at least 6% and 10%, respectively. The Federal Reserve Board also has established minimum guidelines. The minimum ratios are: Tier 1 Capital Ratio of 4.0%, Total Capital Ratio of 8.0% and Tier 1 Leverage Ratio of 4.0%. In order to be considered a “well capitalized” depository institution under FDIC guidelines, the Bank must maintain a Tier 1 Capital Ratio of at least 6%, a Total Capital Ratio of at least 10%, and a Tier 1 Leverage Ratio of at least 5%.

For a BHC, capital adequacy is based upon risk-weighted asset ratios calculated in accordance with quantitative measures established by the Federal Reserve. Under the Basel 1 guidelines, certain commitments and off-balance sheet transactions are assigned asset equivalent balances, and together with on-balance sheet assets, are divided into risk categories, each of which is assigned a risk weighting ranging from 0% (for example U.S. Treasury Bonds) to 100% (for example commercial loans).

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The reconciliation of balance sheet assets to risk-weighted assets is presented below:

Risk-Weighted Assets (dollars in millions)

	December 31,
	2013	2012	2011
Balance sheet assets	$47,139.0	$44,012.0	$45,263.4
Risk weighting adjustments to balance sheet assets	(10,328.1)	(9,960.4)	(12,352.7)
Off balance sheet items(1)	13,760.3	14,565.3	11,913.4
Risk-weighted assets	$50,571.2	$48,616.9	$44,824.1

(1) 2013 primarily reflects commitments to purchase aircraft and rail ($9.6 billion), unused lines of credit ($1.8 billion) and deferred purchase agreements ($1.8 billion). 2012 also includes commitment for a portfolio of commercial loans purchased in 2013.

See the “Regulation” section of Item 1 Business Overview for further detail regarding regulatory matters, including “Capital Requirements” and “Leverage Requirements”.

Tangible Book Value and Tangible Book Value per Share(1)

Tangible book value represents common equity less goodwill and other intangible assets. A reconciliation of CIT’s total common stockholders’ equity to tangible book value, a non-GAAP measure, follows:

	December 31,
	2013	2012	2011
Total common stockholders’ equity	$8,838.8	$8,334.8	$8,883.6
Less: Goodwill	(334.6)	(345.9)	(345.9)
Intangible assets	(20.3)	(31.9)	(63.6)
Tangible book value	$8,483.9	$7,957.0	$8,474.1
Book value per share	$44.78	$41.49	$44.27
Tangible book value per share	$42.98	$39.61	$42.23

(1) Tangible book value and tangible book value per share are non-GAAP measures.

CIT BANK

The Bank is a state-chartered commercial bank headquartered in Salt Lake City, Utah, that is subject to regulation and examination by the FDIC and the UDFI and is our principal bank subsidiary. The Bank originates and funds lending and leasing activity in the U.S. for CIT’s commercial business segments. Asset growth during 2013, 2012 and 2011 reflected higher commercial lending and leasing volume. Deposits grew in support of the increased business and we expanded product offerings. The Bank’s capital and leverage ratios are included in the tables that follow and remain well above required levels.

As detailed in the following Consolidated Balance Sheet table, total assets increased to $16.1 billion, up nearly $4 billion from last year and increased from $9.0 billion at December 31, 2011, primarily related to growth in commercial financing and leasing assets. Cash and deposits with banks was $2.5 billion at December 31, 2013, down from $3.4 billion at December 31, 2012, as cash was used to partially fund portfolio growth and unchanged from December 31, 2011.

Commercial loans totaled $12.0 billion at December 31, 2013, up from $8.1 billion at December 31, 2012 and $3.9 billion at December 31, 2011. Commercial loans grew, reflecting solid new business activity, the acquisition of a $720 million portfolio of corporate loans at the beginning of 2013, $272 million of loans purchased from BHC affiliates, and $67 million of loans transferred in the form of capital infusions from the BHC. The Bank funded $7.1 billion of new business volume during 2013, which represented nearly all of the new U.S. volumes for NACF and TIF. Funded volumes were up and included financing in newer initiatives such as maritime finance and commercial real estate lending, plus additional aerospace lending. The Bank also expanded its portfolio of operating lease equipment, which totaled $1.2 billion at December 31, 2013 and was comprised primarily of railcars.

CIT Bank deposits were $12.5 billion at December 31, 2013, up from $9.6 billion at December 31, 2012 and $6.1 billion at December 31, 2011. The weighted average interest rate was 1.5% at December 31, 2013, down slightly from December 31, 2012 and down from 2.5% at December 31, 2011. The Bank began offering on-line Individual Retirement Accounts (“IRAs”) in March 2013 to supplement its growing suite of product offerings.

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The following presents condensed financial information for CIT Bank. The 2012 and 2011 statements of operations and the 2011 balance sheet include activity related to a portfolio of student loans. The BHC has reflected the student lending business as a discontinued operation.

CONDENSED BALANCE SHEETS (dollars in millions)

	At December 31,
	2013	2012	2011
ASSETS:
Cash and deposits with banks	$2,528.6	$3,351.3	$2,462.1
Investment securities	234.6	123.3	166.7
Assets held for sale	104.5	37.7	1,627.5
Commercial loans	12,032.6	8,060.5	3,934.6
Consumer loans	—	—	565.5
Allowance for loan losses	(212.9)	(134.6)	(49.4)
Operating lease equipment, net	1,248.9	621.6	8.8
Other assets	195.0	164.6	249.7
Total Assets	$16,131.3	$12,224.4	$8,965.5
LIABILITIES AND EQUITY:
Deposits	$12,496.2	$9,614.7	$6,123.8
Long-term borrowings	854.6	49.6	576.7
Other liabilities	183.9	122.7	148.0
Total Liabilities	13,534.7	9,787.0	6,848.5
Total Equity	2,596.6	2,437.4	2,117.0
Total Liabilities and Equity	$16,131.3	$12,224.4	$8,965.5
Capital Ratios:
Tier 1 Capital Ratio	16.8%	21.5%	36.5%
Total Capital Ratio	18.1%	22.7%	37.5%
Tier 1 Leverage ratio	16.9%	20.2%	24.7%
Financing and Leasing Assets by Segment:
North American Commercial Finance	$10,701.1	$7,280.7	$3,594.9
Transportation & International Finance	2,606.8	1,370.6	348.9
Non-Strategic Portfolios	78.1	68.5	2,193.0
Total	$13,386.0	$8,719.8	$6,136.8

CONDENSED STATEMENTS OF OPERATIONS (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Interest income	$550.5	$381.0	$273.1
Interest expense	(172.1)	(191.7)	(117.5)
Net interest revenue	378.4	189.3	155.6
Provision for credit losses	(93.1)	(93.9)	(42.5)
Net interest revenue, after credit provision	285.3	95.4	113.1
Rental income on operating leases	110.2	26.8	0.9
Other income	123.7	144.7	69.6
Total net revenue, net of interest expense and credit provision	519.2	266.9	183.6
Operating expenses	(296.9)	(176.6)	(69.4)
Depreciation on operating lease equipment	(44.4)	(9.8)	(0.8)
Income before provision for income taxes	177.9	80.5	113.4
Provision for income taxes	(69.4)	(39.4)	(45.8)
Net income	$108.5	$41.1	$67.6
New business volume – funded	$7,148.2	$6,024.7	$3,160.7

The Bank’s 2013 results benefited from higher earning assets while 2012 results include a $40 million pre-tax acceleration of FSA discount that increased interest expense. The Bank’s provision for credit losses reflects continued growth in commercial loans, credit metrics that remain at cyclical lows and the 2012 provision for credit losses included an increase of $34 million as a change in estimate. For 2013, 2012 and 2011, net charge-offs as a percentage of average finance receivables were 0.15%, 0.14% and 0.15%, respectively.

Other income in 2013 was down from 2012, as lower gains and portfolio servicing fees offset increased fee revenue. Other income in 2012 was up from 2011, driven by gains on student loans sold and higher fee revenue. Operating expenses increased reflecting increased Bank activities, including increased employees along with higher deposit costs on growth in online deposits.

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Net Finance Revenue (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Interest income	$550.5	$381.0	$273.1
Rental income on operating leases	110.2	26.8	0.9
Finance revenue	660.7	407.8	274.0
Interest expense	(172.1)	(191.7)	(117.5)
Depreciation on operating lease equipment	(44.4)	(9.8)	(0.8)
Net finance revenue	$444.2	$206.3	$155.7
Average Earning Assets (“AEA”)	$11,048.2	$7,181.6	$5,793.2
As a % of AEA:
Interest income	4.98%	5.31%	4.71%
Rental income on operating leases	1.00%	0.37%	0.02%
Finance revenue	5.98%	5.68%	4.73%
Interest expense	(1.56)%	(2.67)%	(2.03)%
Depreciation on operating lease equipment	(0.40)%	(0.14)%	(0.01)%
Net finance revenue	4.02%	2.87%	2.69%

Net finance revenue is a non-GAAP measure.

Net finance revenue (“NFR”) and NFR as a percentage of AEA (net finance margin or “NFM”) are key metrics used by management to measure the profitability of our lending and leasing assets. NFR includes interest and fee income on our loans and capital leases, interest and dividend income on cash and investments, rental revenue and depreciation from our leased equipment, as well as funding costs. Since our asset composition includes an increasing level of operating lease equipment, NFM is a more appropriate metric for CIT than net interest margin (“NIM”) (a common metric used by other banks), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs on all our assets but excludes the net revenue (rental revenue less depreciation) from operating leases.

NFR increased primarily on commercial asset growth. Average earning assets increased, as growth in commercial assets offset the decline in consumer assets (student loans), which decreased due to loan sales in 2012 and 2011 and repayments in all periods. Partially offsetting the higher AEA was lower net FSA accretion, which decreased NFR by $5 million during 2013, compared to increases of $15 million in 2012 and $83 million in 2011. The declines were driven by the combination of lower interest income accretion and accelerated FSA discount of $40 million on debt extinguishments in 2012. During 2013, the Bank grew its operating lease portfolio, which contributed $66 million and $17 million to NFR in 2013 and 2012, respectively, and a minor amount in 2011.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, reported amounts of income and expense and the disclosure of contingent assets and liabilities. The following estimates, which are based on relevant information available at the end of each period, include inherent risks and uncertainties related to judgments and assumptions made. We consider the estimates to be critical in applying our accounting policies, due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact on the financial statements.

Management believes that the judgments and estimates utilized in the following critical accounting estimates are reasonable. We do not believe that different assumptions are more likely than those utilized, although actual events may differ from such assumptions. Consequently, our estimates could prove inaccurate, and we may be exposed to charges to earnings that could be material.

Allowance for Loan Losses – The allowance for loan losses on finance receivables reflects estimated amounts for loans originated subsequent to the Emergence Date, additional amounts required on loans that were on the balance sheet at the Emergence Date for subsequent changes in circumstances and amounts related to loans brought on balance sheet from previously unconsolidated entities.

The allowance for loan losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral values, among other things. Therefore, changes in economic conditions or credit metrics, including past due and non-accruing accounts, or other events affecting specific obligors or industries, may necessitate additions or reductions to the reserve for credit losses.

The allowance for loan losses is reviewed for adequacy based on portfolio collateral values and credit quality indicators, including charge-off experience, levels of past due loans and non-performing assets, evaluation of portfolio diversification

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and concentration as well as economic conditions to determine the need for a qualitative adjustment. We review finance receivables periodically to determine the probability of loss, and record charge-offs after considering such factors as delinquencies, the financial condition of obligors, the value of underlying collateral, as well as third party credit enhancements such as guarantees and recourse to manufacturers. This information is reviewed on a quarterly basis with senior management, including the Chief Executive Officer, Chief Risk Officer, Chief Credit Officer, Chief Financial Officer and Controller, among others, as well as the Audit and Risk Management Committees, in order to set the reserve for credit losses.

The allowance for loan losses on finance receivables is determined based on three key components: (1) specific allowances for loans that are impaired, based upon the value of underlying collateral or projected cash flows, (2) non-specific allowances for losses inherent in non-impaired loans in the portfolio based upon estimated loss levels, and (3) a qualitative adjustment to the allowance for economic risks, industry and geographic concentrations, and other factors not adequately captured in our methodology. The non-specific allowance for credit losses has been based on the Company’s internal probability of default (PD) and loss given default (LGD) ratings using loan-level data, generally with a two-year loss emergence period assumption. As of December 31, 2013, the allowance was comprised of non-specific reserves of $326 million and specific reserves of $30 million.

As a result, the allowance is sensitive to the risk ratings assigned to loans and leases in our portfolio. Assuming a one level PD downgrade across the 14 grade internal scale for all non-impaired loans and leases, the allowance would have increased by $236 million to $592 million at December 31, 2013. Assuming a one level LGD downgrade across the 11 grade internal scale for all non-impaired loans and leases, the allowance would have increased by $106 million to $462 million at December 31, 2013. As a percentage of finance receivables for the commercial segments, the allowance would be 3.18% under the PD hypothetical stress scenario and 2.48% under the hypothetical LGD stress scenario, compared to the reported 1.91%.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings, or the increases in allowance and loss rates, but are provided as hypothetical scenarios to assess the sensitivity of the allowance for loan losses to changes in key inputs. We believe the risk ratings utilized in the allowance calculations are appropriate and that the probability of the sensitivity scenarios above occurring within a short period of time is remote. The process of determining the level of the allowance for loan losses requires a high degree of judgment. Others given the same information could reach different reasonable conclusions.

See Credit Metrics and Notes 3 and 4 for additional information.

Loan Impairment – Loan impairment is measured based upon the difference between the recorded investment in each loan and either the present value of the expected future cash flows discounted at each loan’s effective interest rate (the loan’s contractual interest rate adjusted for any deferred fees or costs/discount or premium at the date of origination/acquisition) or if a loan is collateral dependent, the collateral’s fair value. When foreclosure or impairment is determined to be probable, the measurement will be based on the fair value of the collateral. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations of impaired loans and corresponding impairment affect the level of the reserve for credit losses.

Fair Value Determination – At December 31, 2013, only selected assets (certain debt and equity securities, trading derivatives and derivative counterparty assets) and liabilities (trading derivatives and derivative counterparty liabilities) were measured at fair value.

Debt and equity securities classified as available for sale (“AFS”) were carried at fair value, as determined either by Level 1 or Level 2 inputs. Debt securities classified as AFS included investments in U.S. Treasury and federal government agency securities and were valued using Level 1 inputs, primarily quoted prices for similar securities. Certain equity securities classified as AFS were valued using Level 1 inputs, primarily quoted prices in active markets, while other equity securities used Level 2 inputs, due to being less frequently traded or having limited quoted market prices. Assets held for sale were recorded at lower of cost or fair value on the balance sheet. Most of the assets were subject to a binding contract, current letter of intent or third-party valuation, which are Level 3 inputs. The value of impaired loans was estimated using the fair value of collateral (on an orderly liquidation basis) if the loan was collateralized, or the present value of expected cash flows utilizing the current market rate for such loan. The estimated fair values of derivatives were calculated internally using observable market data and represent the net amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs.

The fair value of assets related to net employee projected benefit obligations was determined largely via level 2.

Lease Residual Values – Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or estimated useful life of the asset. Direct

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financing leases are recorded at the aggregated future minimum lease payments plus estimated residual values less unearned finance income. We generally bear greater risk in operating lease transactions (versus finance lease transactions) as the duration of an operating lease is shorter relative to the equipment useful life than a finance lease. Management performs periodic reviews of residual values, with other than temporary impairment recognized in the current period as an increase to depreciation expense for operating lease residual impairment, or as an adjustment to yield for value adjustments on finance leases. Data regarding current equipment values, including appraisals, and historical residual realization experience are among the factors considered in evaluating estimated residual values. As of December 31, 2013, our direct financing lease residual balance was $0.7 billion and our total operating lease equipment balance totaled $13.0 billion.

Liabilities for Uncertain Tax Positions – The Company has open tax years in the U.S., Canada, and other international jurisdictions that are currently under examination, or may be subject to examination in the future, by the applicable taxing authorities. We evaluate the adequacy of our income tax reserves in accordance with accounting standards on uncertain tax positions, taking into account open tax return positions, tax assessments received, and tax law changes. The process of evaluating liabilities and tax reserves involves the use of estimates and a high degree of management judgment. The final determination of tax audits could affect our tax reserves.

Realizability of Deferred Tax Assets – The recognition of certain net deferred tax assets of the Company’s reporting entities is dependent upon, but not limited to, the future profitability of the reporting entity, when the underlying temporary differences will reverse, and tax planning strategies. Further, Management’s judgment regarding the use of estimates and projections is required in assessing our ability to realize the deferred tax assets relating to net operating loss carry forwards (“NOL’s”) as most of these assets are subject to limited carry-forward periods some of which began to expire in 2013. In addition, the domestic NOLs are subject to annual use limitations under the Internal Revenue Code and certain state laws. Management utilizes historical and projected data in evaluating positive and negative evidence regarding recognition of deferred tax assets. See Notes 1 and 18 for additional information regarding income taxes.

Goodwill Assets – CIT’s goodwill originated as the excess reorganization value over the fair value of tangible and identified intangible assets, net of liabilities, recorded in conjunction with FSA in 2009, and was allocated to TIF, NACF and NSP. The consolidated balance totaled $335 million at December 31, 2013, or less than 1% of total assets. Though the goodwill balance is not significant compared to total assets, management believes the judgmental nature in determining the values of the units when measuring for potential impairment is significant enough to warrant additional discussion. CIT tested for impairment as of September 30, 2013, at which time CIT’s share price was $48.77, trading at a premium to the September 30, 2013 tangible book value (“TBV”) per share of $42.36. This is as compared to December 31, 2009, CIT’s emergence date when the Company was valued at a discount of 30% to TBV per share of $39.06. At September 30, 2013, CIT’s share price was trading at 77% above the convenience date share price of $27.61, while the TBV per share of $42.36 was approximately 8% higher than the TBV at December 31, 2009. In addition, the Company’s Price to TBV multiple of 1.15 improved 12% from the 2012 goodwill evaluation.

In accordance with ASC 350, Intangibles – Goodwill and other, goodwill is assessed for impairment at least annually, or more frequently if events occur that would indicate a potential reduction in the fair value of the reporting unit below its carrying value. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. The ASC requires a two-step impairment test to be used to identify potential goodwill impairment and measure the amount of goodwill impairment. Companies can also choose to perform qualitative assessments to conclude on whether it is more likely or not that a company’s carrying amount including goodwill is greater than its fair value, commonly referred to as Step 0 before applying the two-step approach.

For 2013, we performed Step 1 analysis utilizing estimated fair value based on peer price to earnings (“PE”) and TBV multiples for the TIF and NACF goodwill assessments. The current PE method was based on annualized pre-FSA income after taxes and actual peers’ multiples as of September 30, 2013. Pre-FSA income after taxes is utilized for valuations as this was considered more appropriate for determining the company’s profitability without the impact of FSA adjustment from the Company’s emergence from bankruptcy in 2009.

The TBV method is based on the reporting unit’s estimated equity carrying amount and peer ratios using TBV as of September 30, 2013. CIT estimates each reporting unit’s equity carrying amounts by applying the Company’s economic capital ratios to the unit’s risk weighted assets.

In addition, the Company applies a 36.5% control premium. The control premium is management’s estimate of how much a market participant would be willing to pay over the market fair value for control of the business. Management concluded, based on performing Step 1 analysis, that the fair values of the TIF and NACF reporting units exceed their respective carrying values, including goodwill.

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Estimating the fair value of reporting units involves the use of estimates and significant judgments that are based on a number of factors including actual operating results. If current conditions change from those expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

See Note 25 — Goodwill and Intangible Assets for more detailed information.

INTERNAL CONTROLS WORKING GROUP

The Internal Controls Working Group (“ICWG”), which reports to the Disclosure Committee, is responsible for monitoring and improving internal controls over financial reporting. The ICWG is chaired by the Controller and is comprised of senior executives in Finance and the Chief Auditor. See Item 9A. Controls and Procedures for more information.

NON-GAAP FINANCIAL MEASUREMENTS

The SEC adopted regulations that apply to any public disclosure or release of material information that includes a non-GAAP financial measure. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosure about Market Risk contain certain non-GAAP financial measures. Due to the nature of our financing and leasing assets, which include a higher proportion of operating lease equipment than most BHCs, and the impact of FSA following our 2009 restructuring, certain financial measures commonly used by other BHCs are not as meaningful for our Company. Therefore, management uses certain non-GAAP financial measures to evaluate our performance. We intend our non-GAAP financial measures to provide additional information and insight regarding operating results and financial position of the business and in certain cases to provide financial information that is presented to rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies. See footnotes below the tables for additional explanation of non-GAAP measurements.

Total Net Revenue and Net Operating Lease Revenue (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Total Net Revenue(1)
Interest income	$1,255.2	$1,394.0	$1,971.9
Rental income on operating leases	1,897.4	1,900.8	1,785.6
Finance revenue	3,152.6	3,294.8	3,757.5
Interest expense	(1,060.9)	(2,665.7)	(2,504.2)
Depreciation on operating lease equipment	(540.6)	(513.2)	(538.6)
Maintenance and other operating lease expenses	(163.1)	(139.4)	(157.8)
Net finance revenue	1,388.0	(23.5)	556.9
Other income	381.3	614.7	954.2
Total net revenue	$1,769.3	$591.2	$1,511.1
Net Operating Lease Revenue(2)
Rental income on operating leases	$1,897.4	$1,900.8	$1,785.6
Depreciation on operating lease equipment	(540.6)	(513.2)	(538.6)
Maintenance and other operating lease expenses	(163.1)	(139.4)	(157.8)
Net operating lease revenue	$1,193.7	$1,248.2	$1,089.2

Adjusted NFR ($) and NFM (%) (dollars in millions)
	Years Ended December 31,
	2013		2012		2011
NFR / NFM	$1,388.0	4.61%	$(23.5)	(0.09%)	$556.9	2.09%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.6	0.12%	1,294.9	4.69%	185.9	0.70%
Accelerated OID on debt extinguishments related to the GSI facility	(5.2)	(0.02%)	(6.9)	(0.02%)	-	-
Debt related - prepayment costs	-	-	-	-	114.2	0.42%
Adjusted NFR and NFM	$1,417.4	4.71%	$1,264.5	4.58%	$857.0	3.21%

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Operating Expenses Excluding Restructuring Costs (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Operating expenses	$(970.2)	$(894.0)	$(860.7)
Provision for severance and facilities exiting activities	36.9	22.7	13.1
Operating expenses excluding restructuring costs(3)	$(933.3)	$(871.3)	$(847.6)

Pre-tax Income (Loss) from Continuing Operations Excluding Debt Redemption Charges (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Pre-tax income/(loss)	$734.2	$(415.4)	$245.9
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	34.6	1,294.9	185.9
Debt related – loss on debt extinguishments	-	61.2	134.8
Debt related – prepayment costs	-	-	114.2
Accelerated OID on debt extinguishments related to the GSI facility	(5.2)	(6.9)	-
Debt redemption charges and OID acceleration	29.4	1,349.2	434.9
Pre-tax income (loss) – excluding debt redemption charges and OID acceleration(4)	$763.6	$933.8	$680.8

Earning Assets (dollars in millions)
	December 31,
Earning Assets(5)	2013	2012	2011
Loans	$18,629.2	$17,153.1	$15,225.8
Operating lease equipment, net	13,035.4	12,411.7	12,006.4
Assets held for sale	1,003.4	644.8	680.7
Credit balances of factoring clients	(1,336.1)	(1,256.5)	(1,225.5)
Total earning assets	$31,331.9	$28,953.1	$26,687.4

Tangible Book Value (dollars in millions)
	December 31,
Tangible Book Value(6)	2013	2012	2011
Total common stockholders' equity	$8,838.8	$8,334.8	$8,883.6
Less: Goodwill	(334.6)	(345.9)	(345.9)
Intangible assets	(20.3)	(31.9)	(63.6)
Tangible book value	$8,483.9	$7,957.0	$8,474.1

Total Assets from Continuing Operations (dollars in millions)
	December 31,
	2013	2012	2011
Total assets	$47,139.0	$44,012.0	$45,263.4
Assets of discontinued operation	(3,821.4)	(4,202.6)	(7,021.8)
Total assets from continuing operations	$43,317.6	$39,809.4	$38,241.6

(1)	Total net revenues is a non-GAAP measure that represents the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenue is used by management to monitor business performance. Given our asset composition includes a high level of operating lease equipment, NFM is a more appropriate metric than net interest margin (“NIM”) (a common metric used by other bank holding companies), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs of all our assets but excludes the net revenue (rental revenue less depreciation) from operating leases.
(2)	Net operating lease revenue is a non-GAAP measure that represents the combination of rental income on operating leases less depreciation on operating lease equipment. Net operating lease revenue is used by management to monitor portfolio performance.
(3)	Operating expenses excluding restructuring costs is a non-GAAP measure used by management to compare period over period expenses.
(4)	Pre-tax income excluding debt redemption charges is a non-GAAP measure used by management to compare period over period operating results.
(5)	Earning assets is a non-GAAP measure and are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.
(6)	Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.
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FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

•	our liquidity risk and capital management, including our capital plan, leverage, capital ratios, and credit ratings, our liquidity plan, and our plans and the potential transactions designed to enhance our liquidity and capital, and for a return of capital,
•	our plans to change our funding mix and to access new sources of funding to broaden our use of deposit taking capabilities,
•	our credit risk management and credit quality,
•	our asset/liability risk management,
•	accretion and amortization of FSA adjustments,
•	our funding, borrowing costs and net finance revenue,
•	our operational risks, including success of systems enhancements and expansion of risk management and control functions,
•	our mix of portfolio asset classes, including growth initiatives, new business initiatives, new products, acquisitions and divestitures, new business and customer retention,
•	legal risks,
•	our growth rates,
•	our commitments to extend credit or purchase equipment, and
•	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information.

Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors”, that could cause such differences include, but are not limited to:

•	capital markets liquidity,
•	risks of and/or actual economic slowdown, downturn or recession,
•	industry cycles and trends,
•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,
•	estimates and assumptions used to fair value the balance sheet in accordance with FSA and actual variation between the estimated fair values and the realized values,
•	adequacy of reserves for credit losses,
•	risks inherent in changes in market interest rates and quality spreads,
•	funding opportunities, deposit taking capabilities and borrowing costs,
•	conditions and/or changes in funding markets and our access to such markets, including secured and unsecured term debt and the asset-backed securitization markets,
•	risks of implementing new processes, procedures, and systems,
•	risks associated with the value and recoverability of leased equipment and lease residual values,
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•	risks of achieving the projected revenue growth from new business initiatives or the projected expense reductions from efficiency improvements,
•	application of fair value accounting in volatile markets,
•	application of goodwill accounting in a recessionary economy,
•	changes in laws or regulations governing our business and operations,
•	changes in competitive factors,
•	demographic trends,
•	customer retention rates,
•	future acquisitions and dispositions of businesses or asset portfolios, and
•	regulatory changes and/or developments.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason.

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